EXHIBIT 10.30

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

Bruker Invest AG,

on the one hand,

AND

THE SELLERS

IDENTIFIED HEREIN,

on the other hand,

WITH RESPECT TO

TECINVEST S.À R.L.

ELIMAN S.A.S.

ELIMAN 2 S.A.S.

Dated: February 27, 2024

- ii -

12761558_2

TABLE OF CONTENTS

Article Page

Article 1 INTERPRETATION		3
1.1	Certain Definitions.	3
1.2	Additional Definitions.	11
1.3	Principles of Interpretation.	13
1.4	Nature of the Sellers' Obligations.	15
1.5	Shareholding Reorganizations and Scope of the Transaction.	15
Article 2 PURCHASE AND SALE		18
2.1	Agreement to Purchase and to Sell.	18
2.2	Aggregate Consideration.	18
2.3	Closing Purchase Price.	18
2.4	Preliminary Closing Purchase Price.	19
2.5	Balancing Amount.	19
2.6	Payments made by the Purchaser to the Sellers.	20
2.7	Repayment of Existing Indebtedness.	20
2.8	Allocation of the Preliminary Closing Purchase Price and the Closing Purchase Price amongst the Sellers.	21
2.9	Pre-Closing Certificate.	21
2.10	Closing.	22
2.11	Breach of Closing Obligations.	25
Article 3 CONDITIONS PRECEDENT TO CLOSING		26
3.1	Conditions Precedent.	26
3.2	Responsibility for Satisfaction of the Regulatory Conditions.	26
Article 4 REPRESENTATIONS AND WARRANTIES OF THE SELLERS		29
4.1	Ownership of Securities; Sellers' Organization and Due Authorization.	29
4.2	The Company.	30
4.3	Eliman Entities.	31
4.4	Group Structure.	32
4.5	Incorporation – Existence of the Group Companies.	33
4.6	Transaction Bonus Payments, No Transaction Costs	33
Article 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		33
5.1	Organization and Due Authorization.	33
5.2	Governmental Authorizations.	34
5.3	Financing.	34
5.4	Acknowledgement.	34

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Article 6 PRE-CLOSING COVENANTS		36
6.1	Pre-Closing Reorganizations.	36
6.2	Ordinary Course of Business.	37
6.3	Specific Undertakings	39
6.4	Access and Information.	39
6.5	Convening of Corporate Meetings.	40
6.6	Termination of the SHAs.	41
6.7	Interest rate period fixing for Existing Indebtedness.	41
6.8	Public Announcements.	41
6.9	"Know Your Client" (KYC) Requirements.	42
6.10	Closing Bring Down Certificate	42
6.11	Screening Tool	43
6.12	Export Policies.	43
6.13	Pre-Closing CC Transfers.	44
6.14	Kreienbaum Dispute	44
Article 7 Post-Closing Covenants		45
7.1	Non-solicitation	45
7.2	General solicitations	45
7.3	Reversed CC Carve-Out	45
Article 8 REPAYMENT AND INDEMNIFICATION OBLIGATIONS		46
8.1	Repayment Obligations of the Sellers.	46
8.2	Indemnification Obligations of the Purchaser.	47
8.3	Limitations on Liability.	47
8.4	W&I Insurance	48
Article 9 TERMINATION		49
9.1	Termination.	49
9.2	Effect of Termination.	49
Article 10 MISCELLANEOUS		49
10.1	Sellers' Agent.	49
10.2	Further Actions.	50
10.3	Brokers and Finders.	51
10.4	Records.	51
10.5	Confidentiality.	51
10.6	Costs and Expenses.	53
10.7	Payments.	53
10.8	No Hardship.	54
10.9	Specific Performance.	54
10.10	Express Waivers.	54
10.11	Notices.	54
10.12	Professional Advice.	55
10.13	Entire Agreement.	55
10.14	No Third Party Rights; Assignment.	56
10.15	Severability.	56
10.16	Waivers and Amendments.	57

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10.17	Transfer Taxes.	57
10.18	Purchaser's Tax election rights, Tax Refunds.	57
10.19	Governing Law and Submission to Jurisdiction.	57
10.20	Electronic Signature.	58

Annex Page

Annex (A) Organisation Chart	2
Annex (A)(bis) Security Holdings Table	2
Annex (B) Company Securities	2
Annex (C) Eliman 1 Securities	2
Annex (D) Eliman 2 Securities	3
Annex 1.1 Defined Terms and Interpretations	3
Annex 1.1(bis) Data Room Documentation	5
Annex 1.1(ter) Existing Financing	6
Annex 1.1(quater) Existing Encumbrances	6
Annex 1.1(quinquies) Required Antitrust Clearances	9
Annex (b)(ii)(B) Resigning Persons	23
Annex 3.2(b)(iv) Resigning Persons	27
Annex 4.4(a) Group Structure Chart	32
Annex 4.6(a) Transaction Bonus Payments	33
Annex 6.1.1 Pre-Closing Reorganizations	36
Annex 6.1.1 Pre-Closing Reorganizations	36
Annex 6.2.1 Ordinary Course of Business	37
Annex 6.2.1(vii) Seller's Agreements	38
Annex 6.10(a) Closing Bring Down of Disclosures	42
Annex 6.14(a) CC Trademark Transfer	44

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT, dated February 27, 2024 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, this "Agreement"), is by and between:

1. BRUKER INVEST AG, a stock company, organized under the laws of Switzerland, having its registered office at Industriestrasse 26, Fallenden, CH-8117, Switzerland and registered with the Commercial Register of canton Zurich under the number CHE-100.756.943 (the "Purchaser"); on the one hand;

and each of:

2. TECFIN S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Grand Duchy of Luxembourg, having its registered office at 53, boulevard Royal, L – 2449 Luxembourg and registered with the Trade and Companies Register of Luxembourg under number B 216066 ("TecFin");

3. MR. CHRISTOPH GAUER, a national of Germany residing Hagener Strasse 35, 82418 Murnau, Germany ("Christoph Gauer");

4. ELIMAN, a simplified joint stock company (société par actions simplifiée) incorporated under the laws of Grand Duchy of Luxembourg, having its registered office at 1A, Heienhaff, L-1736 Senningerberg, and registered with the Trade and Companies Register of Luxembourg under number B 216548 ("Eliman 1"); and

5. ELIMAN 2, a simplified joint stock company (société par actions simplifiée) incorporated under the laws of Grand Duchy of Luxembourg, having its registered office at 1A, Heienhaff, L-1736 Senningerberg, and registered with the Trade and Companies Register of Luxembourg under number B 216502 ("Eliman 2" and, together with Eliman 1, the "Eliman Entities").

TecFin, Christoph Gauer, Eliman 1 and Eliman 2 are hereinafter referred to collectively as the "Original Sellers" and, individually an "Original Seller", and together with the Purchaser, are hereinafter referred to collectively as the "Original Parties" and, individually an "Original Party".

RECITALS:

WHEREAS:

(A) TecInvest S.à r.l, a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 53, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Trade and Companies Register of Luxembourg (Registre de Commerce et des Sociétés de Luxembourg) under number B 194689 (the "Company"; and collectively with all its Subsidiaries other than ELITech Group B.V., and Elitech Clinical Systems SAS, the "Group Companies", the "Group" and ELITech Group B.V. and Elitech Clinical Systems SAS the "Carve-Out Companies") serves as the top holding company for the Elitech group of companies (including the Carve-Out Companies) whose organisation chart set out in Annex (A) TC "Annex (A) Organisation Chart" \f \l 2 together with true and accurate information on the allocation of its share capital as at the date of this Agreement and as at the Closing Date, in the form of the Security Holdings Table as set out in Annex (A)(bis) TC "Annex (A)(bis) Security Holdings Table" \f \l 2 ;

(B) On the date of this Agreement, the Company has issued the following securities which constitute all the securities issued by the Company (the "Company Securities"):

(1) 302,604,825 ordinary shares having a nominal value of €0.01 per share (the "Ordinary Shares");

(2) 21,786,383 series A preference shares having a nominal value of €0.01 per share and having the rights and preferences set forth in the Organizational Documents of the Company (the "Series A Preference Shares"); and

(3) 768,160,321 series A preferred equity certificates (the "Series A PECs");

which are held by the Original Sellers in the amounts indicated in Annex (B) TC "Annex (B) Company Securities" \f \l 2 .

(C) On the date of this Agreement, Eliman 1 has issued the following securities which constitute all the securities issued by Eliman 1 (the "Eliman 1 Securities"):

(1) 1,570,896 ordinary shares having a nominal value of €1 per share (the "Eliman 1 Ordinary Shares"); and

(2) 30,000 preference shares having a nominal value of €1 per share and having the rights and preferences set forth in the Organizational Documents of Eliman 1 (the "Eliman 1 Preferred Shares");

which are held by the Eliman 1 Shareholders in the amounts indicated in Annex (C) TC "Annex (C) Eliman 1 Securities" \f \l 2 .

(D) On the date of this Agreement, Eliman 2 has issued the following securities which constitute all the securities issued by Eliman 2 (the "Eliman 2 Securities"):

(1) 3,445,313 ordinary shares having a nominal value of €1 per share (the "Eliman 2 Ordinary Shares"); and

(2) 30,000 preference shares having a nominal value of €1 per share and having the rights and preferences set forth in the Organizational Documents of Eliman 2 (the "Eliman 2 Preferred Shares");

which are held by the Eliman 2 Shareholders in the amounts indicated in Annex (D) TC "Annex (D) Eliman 2 Securities" \f \l 2 .

(E) Prior to the signing of this Agreement on the date hereof (the "Signing Date"), the Purchaser and its advisers have had access to certain information concerning the Group Companies, and were able to participate in management and expert sessions concerning the Group Companies.

(F) The Sellers confirm that (i) the French social and economic committee of the Group Companies has been informed of and consulted with respect to (x) the carve-out of the Carve-out Companies and (y) the proposed sale of the relevant Group Company prior to the Signing Date and (ii) the Dutch works council at the level of Elitech Group B.V. has been informed of and requested for its advice in connection with one step of the Carve-Out Reorganizations, being the acquisition of 100% of the shares in Elitech Group B.V. by TecFin S.à.r.l. from ELITechGroup Benelux B.V.

(G) The Purchaser desires to purchase from the Sellers (as this term is defined below), and the Sellers desire to sell to the Purchaser, the Transferred Securities (as this term is defined below) in accordance with the provisions of this Agreement (the "Transaction"), being specified that concomitantly, the Parties have entered into the Warranty Agreement which forms an indivisible whole with this Agreement.

NOW, THEREFORE, the Parties hereto do hereby agree as follows:

Article 1
INTERPRETATION

1.1 Certain Definitions.

In addition to such terms as are defined elsewhere in this Agreement, wherever used in this Agreement (including the Recitals):

"Accounting Principles" shall mean the accounting principles and methodologies described in Parts 1 and 2 of Annex 1.1 TC "Annex 1.1 Defined Terms and Interpretations" \f \l 2 ;

"Adjusted Closing Statement" shall mean the closing statement for the purposes of this Agreement, in the form set out in the Part 2 of Annex 2.3, as agreed or determined in accordance with Annex 2.3;

"Affiliate" when used with reference to a specified Person, means any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person. For such purposes, the term "control" (including the verb "to control" and the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; in such regard:

(a) a limited partnership shall be deemed to be controlled by its general partner(s);

(b) a "fonds professionnel de capital investissement" or a "fonds commun de placement" shall be deemed to be controlled by its management company (société de gestion);

(c) no portfolio company in which an investment fund holds, directly or indirectly, an equity investment shall be deemed to be an Affiliate of such investment fund; and

(d) after Closing, the Acquired Companies and the Group Companies shall be deemed to be Affiliates of the Purchaser;

"Allocable Portion" when used with respect to a Seller, shall mean the fraction having for numerator, the Portion of such Seller, and for denominator, as the case may be, the Preliminary Closing Purchase Price, and the Closing Purchase Price, except that:

(a) in relation to any claim made by the Purchaser that such Seller has breached any of its representations or warranties set forth in Section 4.1, such fraction shall be deemed to be equal to 100%;

(b) in relation to the Sellers' Agent Expenses, such fraction as determined by agreement between the Sellers' Agent and the CEO.

"Antitrust Clearance" shall mean the fact that, in accordance with the Antitrust Regulations, any Governmental Authority having jurisdiction with respect to the concentration resulting from the transactions contemplated by this Agreement:

(a) authorizes such concentration, or

(b) does not prevent such concentration within the applicable waiting period which is deemed to be an authorization from such Governmental Authority under the applicable Antitrust Regulations, or

(c) decides that such concentration falls outside the scope of the Antitrust Regulations;

for the avoidance of doubt, it is acknowledged that an Antitrust Clearance shall be deemed obtained even if subject to the implementation of certain commitments submitted by or required from the Purchaser or its Affiliates;

"Antitrust Regulations" shall mean any applicable Laws governing competition or antitrust pursuant to which the relevant Governmental Authority will be required to consider or review the concentration resulting from the acquisition by the Purchaser of the Transferred Securities in terms of its effect on the structure of the competition on the relevant markets;

"Australian CC Assets" shall refer to the assets listed in Annex 6.15 owned by ELITechGroup Australia Pty Ltd as of the Put Option Date;

"Balancing Amount" shall mean an amount (whether positive or negative) equal to the Closing Purchase Price minus the Preliminary Closing Purchase Price;

"Business" shall mean the business of the Group Companies in the molecular diagnostics, the microbiology and the biomedical testing equipment fields, in particular the development, sale and marketing of PCR tests, assays, kits and other molecular diagnostics consumables, the sale of white-label testing machines for application in molecular diagnostics and microscopic slide stainers and osmometers as carried out as of the Put Option Date, the signing date of this Agreement and the Closing Date;

"Business Day" shall mean any day (other than a Saturday, a Sunday or a legal holiday in France, the Grand Duchy of Luxembourg, Germany, Switzerland and New York City) on which commercial banks in Paris, France; Luxembourg, Grand Duchy of Luxembourg; Frankfurt am Main, Germany; Zurich, Switzerland and New York City, New York/USA are open for business;

"Carve-Out Vendor Loan" shall have the meaning ascribed to such term in the Tax Step Plan;

"CC US Distribution Activity Value" shall mean a maximum amount of EUR 500,000; it being specified that the final amount shall be agreed between the Parties at the latest ten (10) Business Days prior to the Closing Date;

"CEO" shall mean the chief executive officer of the Company (i.e., Christoph Gauer);

"Contract" shall mean any written or oral contract, agreement, obligation, promise, commitment or other undertaking;

"COVID-19" means the SARS-CoV-2 or COVID-19 pandemic, and any evolutions thereof;

"Data Room" shall mean the electronic data room named "Elitech 2023" established by the Sellers via Intralinks and accessible for the Purchaser under https://services.intralinks.com/web/#hub/exchanges;

"Data Room Documentation" shall mean (i) the documents previously made available for the Purchaser's and its advisors' review in the Data Room, a list of which is attached as Annex 1.1(bis) TC "Annex 1.1(bis) Data Room Documentation" \f \l 2 and (ii) the written answers provided by the management of the Group Companies, the Sellers or their respective advisers to the queries made by the Purchaser and its advisers in connection with the Acquired Companies (through written Q&A or written minutes of (a) Q&A sessions, (b) experts sessions or (c) sites visits, in each case provided in the Data Room); and which, in both cases, have been copied onto a series of storage devices of which (x) one copy has been provided to the Purchaser and (y) one copy has been retained by the Sellers' Agent on the Put Option Date;

"Disclosed Information" shall mean, collectively:

(a) the management presentations provided in the Data Room Documentation and identified as:

(i) Project Channel - MP (Full) - 2023.03.13

(ii) CHANNEL Discussion Materials June 2023_07.06.2023

(iii) Project Channel - EBS Presentation - 17.06.2023 vSent

(iv) CHANNEL Turin Discussion Materials June 11 2023 vSent

(v) EG-Bruker visit R&D QARA overview 110723

(vi) CHANNEL Signes EM Discussion Materials July 18 2023 vFINAL

(vii) CHANNEL Signes EF Discussion Material July 18 2023 230717 vFINAL-3

(viii) CHANNEL Spankeren Discussion Materials July 19 2023 vFINAL

(ix) Project Channel – CC Carve-out and exit strategy as attached as Annex 6.1(a) to the SPA

(b) the Reports; and

(c) the Data Room Documentation;

in each case to the extent that the relevant fact, matter, circumstance or information regarding the Group Companies and their businesses contained therein were disclosed with sufficient detail to enable a reasonably diligent purchaser and its advisors to identify in a clear manner the nature and scope of the liability, claim, fact, matter, event or circumstance not being part of the Disclosed Information;

"Eliman 1 Shareholders" shall mean the shareholders of Eliman 1 listed in Annex (C);

"Eliman 2 Shareholders" shall mean the shareholders of Eliman 2 listed in Annex (C);

"Encumbrance" shall mean any pledge of real or personal property (nantissement or gage), mortgage (hypothèque), lien (privilège), right of retention (droit de rétention), fiducie-sûreté, charge (charge), ownership right (démembrement), seizure (saisie), escrow (séquestre) or other security (sûreté), option or other similar third party right (excluding: (x) any restrictions or limitations on transfer of any securities set forth in the Organizational Documents of the issuer of such securities, as applicable, and (y) any pledge, lien, right, charge or other security created or granted by the Purchaser or any of its Affiliates);

"Entity" shall mean any company (société), partnership (limited or general), joint venture, trust, association, economic interest group (groupement d'intérêt économique) or other organization, enterprise or entity, whether or not having a separate legal personality (personalité morale);

"Existing Financing" shall mean the financing agreements entered into by the Group Companies as borrower and evidenced by notes, bonds, debentures, debts, securities, or other similar Contracts, that will have to be repaid on the Closing, which are listed comprehensively in Annex 1.1(ter) TC "Annex 1.1(ter) Existing Financing" \f \l 2 ;

"Existing Indebtedness" shall mean all outstanding and unpaid amounts owing as of the Closing Date (in principal, interest, penalties, commissions, fees and any other sums) due or becoming due by the Group Companies pursuant to, or in connection with, the Existing Financing (including, without limitation, all breakage costs due in connection with the prepayment of the Existing Financing) as determined in accordance with the terms of the Existing Financing;

"Existing Encumbrances" shall mean the Encumbrances pursuant to the Existing Financing listed in Annex 1.1(quater) TC "Annex 1.1(quater) Existing Encumbrances" \f \l 2 ;

"Foreign Investment Clearance" shall mean the fact that, in accordance with Foreign Investment Regulations, any Governmental Authority having jurisdiction with respect to a foreign investment resulting from the transactions contemplated by this Agreement (i) authorizes such foreign investment, (ii) does not prevent such foreign investment within the applicable waiting period which is deemed to be an official waiver from such Governmental Authority under applicable Foreign Investment Regulations, or (iii) decides that such foreign investment falls outside the scope of the relevant Foreign Investment Regulations; provided that, for the avoidance of doubt, it is acknowledged that a Foreign Investment Clearance shall be deemed obtained even if subject to implementation of certain commitments from the Purchaser or its Affiliates;

"Foreign Investment Regulations" shall mean any applicable Laws governing foreign investments pursuant to which the relevant Governmental Authority will be required to consider or review the foreign investment resulting from the transactions contemplated by this Agreement;

"Fundamental Representations" shall mean the representations and warranties of the Sellers set out in Article 4;

"Governmental Authority" shall mean any international, European, national, state, regional, departmental, municipal or local body with executive, legislative, judicial, regulatory, or administrative authority including any ministry, department, agency, commission, office, organization or other subdivision thereof and any Person having received delegated authority from any of the above, as well as any judicial court or tribunal of competent jurisdiction;

"Governmental Authorization" shall mean any approval, consent, permit, ruling, waiver, exemption or other authorization (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) issued, granted, given or otherwise made available by or under the authority of any Governmental Authority (including, for the avoidance of doubt, the Governmental Authorities competent for the obtaining of the Required Regulatory Clearances but excluding, for the avoidance of doubt, any Foreign Investment Clearance and any Antitrust Clearance not explicitly listed in Annex 1.1Quater or 1.1Quinquies) or pursuant to any other Law;

"Individual Net Purchase Price" when used with respect to a Seller, shall mean an amount equal to (i) the Portion of such Seller, (ii) minus its Allocable Portion of the Sellers' Agent Expenses (including any VAT applicable to such Seller), which may be deducted from its Portion in accordance with Section 2.10(b);

"Insolvency Proceeding" shall mean (i) in the case of an Entity, any bankruptcy (faillite), insolvency, winding-up, judicial or voluntary liquidation, moratorium, controlled management (gestion contrôlée), suspension of payment (sursis de paiement), voluntary arrangement with creditors (concordat préventif de la faillite), fraudulent conveyance, general settlement with creditors, reorganisation or similar order or Proceeding affecting the rights of creditors generally, as provided for under the respective applicable jurisdiction and (ii) in the case of a natural person, any personal bankruptcy or similar Proceeding applicable to individuals;

"Judgment" shall mean any award, decision, injunction, judgment, order or ruling entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator;

"Law" shall mean any treaty, convention, directive, law, ordinance, decree (décret), regulation (règlement), instruction, order (arrêté), rule (circulaire), principle of common law or code of any Governmental Authority (including any judicial or administrative interpretation thereof) in force;

"Long Stop Date" means 15 September, 2024 or any other date agreed upon in writing by the Purchaser and the Sellers' Agent;

"Loss" shall mean any damages (dommages) or losses (pertes) (including any reasonable attorney fees, procedural expenses and expenses) (but excluding any damages or losses which are contingent (as long as they are contingent), potential, reasonably unforeseeable consequential or punitive, any loss of future revenues, income or profits (manque à gagner), any loss of opportunity (perte d'une chance) and any diminution of value); it being specified that no price/earnings or similar multiplier or valuation factor (whether or not implicit in the Closing Purchase Price) shall be used for purposes of computing the amount of any Loss suffered by the Purchaser or any of the Acquired Companies;

"ordinary course of business" (or similar expressions) means the ordinary course of the operations of the Group Companies consistent with past practices and conduct (being specified that any specific change in the ordinary course of the operations of the Group Companies triggered directly by a Pandemic Measure shall be considered as ordinary course of business as long as such Pandemic Measure is applicable, but no longer afterwards);

"Organizational Documents" shall mean when used with respect to (x) any company (société) or other incorporated Entity, the memorandum and articles of association (statuts), charter or similar constitutive document of such company (société) or other incorporated Entity, as the same may be amended, supplemented or otherwise modified from time to time, and (y) any partnership or other unincorporated Entity, its certificate of formation, partnership agreement, governing agreement (contrat constitutif) or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time;

"Pandemic Measures" means any mandatory quarantine, "shelter in place", "stay at home", workforce reduction, social distancing, shut down, closure, sequester or any other mandatory Law, order, directive, guidelines or recommendations by any Governmental Authority taken as a direct result of the COVID-19 situation;

"Person" shall mean a natural person, Entity, or Governmental Authority;

"Phase 2 Review" shall mean an in-depth investigation by a Governmental Authority of (x) the concentration resulting from the transactions contemplated by this Agreement under any applicable Antitrust Regulations or (y) the transactions contemplated by this Agreement under any applicable Foreign Investment Regulations;

"PIK Debt Release Letter" means a pay-off and release letter in customary form setting out the mechanics for the repayment of all amounts outstanding under the PIK Debt and the release of the Encumbrances pursuant to the PIK Debt;

"PIK Debt" means the PIK facility agreement dated 2 August 2021 entered into by the Seller as borrower, which will be repaid on Closing and any other finance documents entered into in connection therewith;

"Pivot Account" shall mean the single bank account opened by the Sellers' Agent in the name of the Sellers, the details of which shall be notified by the Sellers' Agent to the Purchaser in the Pre-Closing Certificate;

"Portion", when used with respect to a Seller, shall mean the portion of the Preliminary Closing Purchase Price, or the Closing Purchase Price allocated to the Transferred Securities owned by such Seller in accordance with Section 2.3;

"Proceeding" shall mean any litigation, arbitration, dispute or other legal proceeding commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator;

"Put Option Date" shall mean December 23, 2023;

"Receivable 1" shall have the meaning ascribed to such term in the Tax Step Plan and the Delegation Agreement 1;

"Receivable 2" shall have the meaning ascribed to such term in the Tax Step Plan and the Delegation Agreement 2;

"Representations" shall mean the Fundamental Representations together with the Business Representations;

"Reports" means; collectively:

(a) the tax fact book relating to the Transaction dated July 4, 2023 prepared by Hogan Lovells LLC; and

(b) the financial vendor due diligence report dated May 3, 2023 and its addendum dated June 5, 2023 prepared by Deloitte SAS relating to relating to the Transaction;

"Required Antitrust Clearances" shall mean the Antitrust Clearances listed in Annex 1.1(quinquies) TC "Annex 1.1(quinquies) Required Antitrust Clearances" \f \l 2 ;

"Required Foreign Investment Clearances" shall mean the Foreign Investment Clearances listed in Annex 1.1(quinquies);

"Required Regulatory Clearances" shall mean, collectively, the Required Antitrust Clearances and the Required Foreign Investment Clearances;

"Restricted Payee" shall mean (i) in relation to any Seller which is an Entity, the Seller and its Affiliates, and (ii) in relation to any Seller which is a natural Person, the Seller and his or her Affiliates and his or her spouse, civil partner, ascendant or descendant; for the avoidance of doubt, "Restricted Payees" shall not include the Acquired Companies;

"Security Holdings Tables" shall mean the security holdings tables set forth in Annex (A)(bis), Annex (B), Annex (C) and Annex (D) (as such Annexes shall be updated by the Sellers' Agent to reflect any transfers of Company Securities, Eliman 1 Securities or Eliman 2 Securities, in accordance with the provisions thereof and notably the Shareholding Reorganizations);

"Sellers' Agent Expenses" shall mean the fees and expenses (including VAT or other similar charges, to the extent applicable) incurred by the Sellers' Agent on behalf of the Sellers in connection with the Transaction, as set out in the Pre-Closing Certificate;

"SHAs" shall mean the following securityholders' agreements:

(a) the securityholders agreement relating to the Company dated 25 July 2017 (as amended) entered into by and between, inter alia, the Original Sellers (the "Company SHA"); and

(b) the Manco securityholders agreement relating to the Eliman Entities dated November 10, 2017 (as amended from time to time) entered into by and between, inter alia, TecFin and the Eliman Shareholders (the "Manco SHA");

"Subsidiary" shall mean (i) any Entity of which more than 50% of the issued share capital and voting rights exercisable at a shareholders' meeting are at the time owned, directly or indirectly through one or more intermediaries, or both, by the Company, and, only with respect to the Representations, (ii) any Entity of which more than 50% of the issued share capital and voting rights exercisable at a shareholders' meeting are at the time owned, directly or indirectly through one or more intermediaries, or both, by the Company (excluding the Carve-Out Companies as of completion of the Carve-out Reorganizations);

"Tax" shall mean: (i) all forms of taxation, duties, imposts, levies, value added tax and contributions, including all social security charges, social and insurance contributions and employment and payroll taxes, and any associated interest, penalty, surcharge or fine; (ii) any liability for any amount of the types described in clause (i) as a result of being a member or a former member of a Tax consolidated group or similar arrangement or agreement and (iii) any liability for the payment of any amount of the types described in (i) or (ii) above as a result of being a transferee or successor to any person, or as a secondary liability, or due on behalf of third parties, or as a result of any obligation to indemnify any other person;

"Tax Benefit", with respect to any Loss, shall mean the aggregate of:

(a) the amount equal to any cash-effective Tax saving or benefit (other than VAT) arising directly out of such Loss (such as Tax reduction, Tax credit or Tax deduction or any creation or increase of carried back or forward Tax losses) for any Acquired Company or for any tax consolidated group or fiscal unity to which any Acquired Company belongs; and

(b) the amount of VAT which is actually recovered or can be offset by any Acquired Company as a direct result of such Loss;

"Ukraine Situation" shall mean any act of war (declared or not) or terrorism, military actions, armed hostilities, happening in Ukraine since February 24, 2022;

"US CC Activity" shall mean the distribution of clinical chemistry products (the "CC Products") and the manufacturing of buffers, washing solutions and accessories in relation with the CC Products in the United States of America conducted, as of the Put Option Date, by ELITechGroup Inc.;

"Vendor Loan 1" shall have the meaning ascribed to such term in the Tax Step Plan;

"Vendor Loan 2" shall have the meaning ascribed to such term in the Tax Step Plan;

"Vendor Loan 1 Amount" shall mean the amount of the Vendor Loan 1 which is equal to the amount of the Carve-Out Vendor Loan, it being understood that the Vendor Loan 1 Amount does not qualify as Cash, an offset to Indebtedness, nor Net Working Capital;

"Vendor Loan 2 Amount" shall mean the amount of the Vendor Loan 2 which is equal to the amount of the CC US Distribution Activity Value, it being understood that the Vendor Loan 2 Amount does not qualify as Cash, an offset to Indebtedness, nor Net Working Capital;

"W&I Insurer" shall mean Euclid Transactional;

"Warranty Agreement" shall mean the warranty agreement entered into by the Sellers and the Purchaser on the date hereof in connection with the Transaction;

"Working Hours" shall mean 9.00 a.m. to 6.00 p.m. on a Business Day.

1.2 Additional Definitions.

Each of the following additional terms has the meaning assigned thereto in the Section or Annex indicated below opposite such term:

Term Section

"Acquired Companies" 1.5.4

"Agreement" Parties' presentation

"Antitrust Condition" 3.1(a)

"Australian CC Asset Transfer" 6.13(a)(i)

"Australian CC Transfer" 6.13(a)(i)

"Base Closing Purchase Price" 2.3(a)(i)

"Business Representations" 8.4(a)

"Business Representations Cap" 8.4(b)

"Carve-Out Companies" Recitals (A)

"Carve-Out Reorganizations" Annex 6.1

"CC Trademark Transfers" 6.13(a)(ii)

"CC Transfers" 6.13(a)(ii)

"Christoph Gauer" Parties' presentation

"Closing" 2.10(a)

"Closing Bring Down Certificate" 6.10(a)

"Closing Bring Down of Disclosures" 6.10(a)

"Closing Date" 2.10(a)

"Closing Payments" 2.10(b)

"Closing Purchase Price" 2.3

"Company" Recitals (A)

"Company Securities" Recitals (B)

"Confidentiality Agreement" 6.4(a)

"Debt Release Letters" 2.7(c)

"Eliman 1" Parties' presentation

"Eliman 1 Ordinary Shares" Recitals (C)

"Eliman 1 Preferred Shares" Recitals (C)

"Eliman 1 Securities" Recitals (C)

"Eliman 2" Parties' presentation

"Eliman 2 Ordinary Shares" Recitals (D)

"Eliman 2 Preferred Shares" Recitals (D)

"Eliman 2 Securities" Recitals (D)

"Eliman Entities" Parties' presentation

"Enterprise Value" 2.3(a)(i)

"Extended Long Stop Date" 3.2(e)

"Foreign Investment Condition" 3.1(a)(ii)

"Group" Recitals (A)

"Group Companies" Recitals (A)

"Group Shares" 4.4(a)

"Group Structure Chart" 4.4(a)

"Hitachi" 3.1(a)(iii)

"Know Your Client" 6.9

"Ordinary Shares" Recitals (B)

"Original Parties" Parties' presentation

"Original Party" Parties' presentation

"Original Seller" Parties' presentation

"Original Sellers" Parties' presentation

"Parties" 1.5.2

"Party" 1.5.2

"Pending Dispute" 6.14(a)

"PIK Amount" 2.6

"Pre-Closing Certificate" 2.9

"Preliminary Closing Purchase Price" 2.4

"projections" 5.4(d)

"PSS" 6.3(b)

"Purchaser" Parties' presentation

"Regulatory Conditions" 3.1(a)(ii)

"Resigning Persons" 2.10(b)(i)(B)

"Restricted Persons" 7.1(b)

"Reversed CC Carve-Out" 7.3

"Sellers" 1.5.2

"Sellers' Agent" 10.1(a)

"Sellers' Representatives" 5.4(c)

"Series A PECs" Recitals (B)

"Series A Preference Shares" Recitals (B)

"Signing Date" Recitals (E)

"Share Registers" 2.10(b)(i)(A)

"TecFin" Parties' presentation

"Transaction" Recitals (G)

"Transferred Securities" 1.5.3

"US CC Activity Transfer" 6.13(a)(i)

"W&I Insurance" 8.4(a)

"W&I Insurer" 8.4(a)

1.3 Principles of Interpretation.

In this Agreement:

(a) All references herein to Articles, Sections, Schedules and Annexes shall be deemed references to articles and sections of, and schedules and annexes to this Agreement unless the context shall otherwise require. The descriptive headings to Articles, Sections, Schedules and Annexes are inserted for convenience only, and shall have no legal effect.

(b) The Annexes and Schedules to this Agreement shall be deemed to be a part of this Agreement, and references to "this Agreement" shall be deemed to include the same.

(c) The timeframes specified in this Agreement shall be calculated in accordance with Articles 640 to 642 of the French Civil Procedure Code, on the understanding that the references in Article 642 to ‘a public holiday or non-business day' and to the "first business day" ("un jour férié ou chômé" and "premier jour ouvrable") must be construed with reference to the definition of the expression ‘Business Day' set out herein.

(d) The following rules of interpretation shall apply unless the context shall require otherwise:

(i) Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined as well as to any gender. Pronouns of the masculine gender shall be deemed to include the feminine and neuter, and vice versa, as the context may require.

(ii) Whenever used in this Agreement:

(A) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation";

(B) the words "hereof", "herein" and similar words shall be construed as references to this Agreement as a whole and not just to the particular Section or subsection in which the reference appears; and

(C) except when used with the word "either", the word "or" may have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word "or", the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and, as the context may require, the word "or" may be deemed to include the word "and").

(iii) A reference to a specific time of day shall be to local time in Paris, France.

(iv) A reference to any Party to this Agreement or any other agreement or document includes such Party's successors and permitted assigns.

(v) A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement.

(vi) A reference to any legislation or to any provision of any legislation includes any modification or re-enactment of such legislation, any legislative provision substituted for such legislation, and all regulations and statutory instruments issued under such legislation.

(vii) Each Party hereby expressly and irrevocably waives the provisions of articles 1190 and 1602 of the French Civil Code (Code Civil).

(viii) Unless specifically provided for in this Agreement, there shall be no requirement for a prior notice (mise en demeure préalable) for one Party to claim any right or implement any remedy, including termination of this Agreement, provided for hereunder and the Parties expressly waive the requirement for such a prior notice.

(ix) An obligation to use commercially reasonable, reasonable or best efforts or endeavors (or any similar obligation) shall be construed as an "obligation de moyens".

(x) When a French term is translated into English, such translation is for information purposes only and the French term shall prevail.

(xi) Any reference to any accounting term not specifically defined shall have the meaning of such accounting term under IFRS.

(xii) Unless the context otherwise requires, any reference to a statutory provision shall include such provision as it exists and is construed as of the Put Option Date.

1.4 Nature of the Sellers' Obligations.

The representations, warranties, covenants, agreements and other undertakings of the Sellers set forth in this Agreement, including the obligations of the Sellers set forth in Article 8 (Repayment and Indemnification Obligations), are all given or made by the Sellers severally but not jointly (conjointement mais non solidairement) for all purposes of this Agreement.

1.5 Shareholding Reorganizations and Scope of the Transaction.

1.5.1 Scope.

On the Closing Date:

(a) if the CG Shareholding Reorganization and the Eliman Shareholding Reorganizations are completed, TecFin shall sell and deliver to the Purchaser and the Purchaser shall purchase from TecFin all of the Company Securities (including those previously held by Christoph Gauer other than Company Securities held by Eliman 1 and Eliman 2), all Eliman 1 Securities and all Eliman 2 Securities, pursuant to the terms of this Agreement,

(b) if the CG Shareholding Reorganization is completed but the Eliman Shareholding Reorganizations are not completed, (x) TecFin shall sell and deliver to the Purchaser and the Purchaser shall purchase from TecFin all of the Company Securities (including those previously held by Christoph Gauer) other than the Company Securities held by Eliman 1 and Eliman 2, (y) Eliman 1 shall sell and deliver to the Purchaser and the Purchaser shall purchase from Eliman 1 all of the Company Securities held by Eliman 1, and (z) Eliman 2 shall sell and deliver to the Purchaser and the Purchaser shall purchase from Eliman 2 all of the Company Securities held by Eliman 2, pursuant to the terms of this Agreement,

(c) if the CG Shareholding Reorganization is not completed but the Eliman Shareholding Reorganizations are completed, (x) TecFin shall sell and deliver to the Purchaser and the Purchaser shall purchase from TecFin all of the Company Securities held by TecFin (other than the Company Securities held by Eliman 1 and Eliman 2), all Eliman 1 Securities and all Eliman 2 Securities, and (y) Christoph Gauer shall sell and deliver to the Purchaser and the Purchaser shall purchase from Christoph Gauer all of the Company Securities held by Christoph Gauer, pursuant to the terms of this Agreement,

(d) if none of the CG Shareholding Reorganization and the Eliman Shareholding Reorganizations are completed, (w) TecFin shall sell and deliver to the Purchaser and the

Purchaser shall purchase from TecFin all of the Company Securities held by TecFin, (x) Christoph Gauer shall sell and deliver to the Purchaser and the Purchaser shall purchase from Christoph Gauer all of the Company Securities held by Christoph Gauer, (y) Eliman 1 shall sell and deliver to the Purchaser and the Purchaser shall purchase from Eliman 1 all of the Company Securities held by Eliman 1, and (z) Eliman 2 shall sell and deliver to the Purchaser and the Purchaser shall purchase from Eliman 2 all of the Company Securities held by Eliman 2, pursuant to the terms of this Agreement.

1.5.2 Sellers and Parties.

(a) As of the Signing Date, the term "Sellers" shall mean TecFin, Christoph Gauer, Eliman 1 and Eliman 2, for all purposes of this Agreement.

(b) As of the Closing Date:

(i) if the CG Shareholding Reorganization and the Eliman Shareholding Reorganizations are completed, (x) the term "Sellers" shall mean TecFin, and (y) the Purchaser and TecFin shall refer collectively to the "Parties" and individually to a "Party", for all purposes of this Agreement,

(ii) if the CG Shareholding Reorganization is completed but the Eliman Shareholding Reorganizations are not completed, (x) the term "Sellers" shall mean TecFin, Eliman 1 and Eliman 2, and (y) the Purchaser, TecFin, Eliman 1 and Eliman 2 shall refer collectively to the "Parties" and individually to a "Party", for all purposes of this Agreement,

(iii) if the CG Shareholding Reorganization is not completed but the Eliman Shareholding Reorganizations are completed, (x) the term "Sellers" shall mean TecFin and Christoph Gauer, and (y) the Purchaser, TecFin and Christoph Gauer shall refer collectively to the "Parties" and individually to a "Party", for all purposes of this Agreement,

(iv) if none of the CG Shareholding Reorganization and the Eliman Shareholding Reorganizations are completed, (x) the Original Sellers shall be the "Sellers", and (y) the Original Parties shall be the "Parties", for all purposes of this Agreement.

1.5.3 Transferred Securities.

(a) As of the Signing Date, the term "Transferred Securities" shall mean the Company Securities held by TecFin, Christoph Gauer, Eliman 1 and Eliman 2 for all purposes of the Agreement.

(b) As of the Closing Date:

(i) if the CG Shareholding Reorganization and the Eliman Shareholding Reorganizations are completed, the term "Transferred Securities" shall mean the

Company Securities, the Eliman 1 Securities and the Eliman 2 Securities held by TecFin for all purposes of the Agreement,

(ii) if the CG Shareholding Reorganization is completed but the Eliman Shareholding Reorganizations are not completed, the term "Transferred Securities" shall mean the Company Securities held by TecFin, Eliman 1 and Eliman 2 for all purposes of the Agreement,

(iii) if the CG Shareholding Reorganization is not completed but the Eliman Shareholding Reorganizations are completed, the term "Transferred Securities" shall mean the Company Securities, the Eliman 1 Securities and the Eliman 2 Securities held by TecFin and the Company Securities held by Christoph Gauer for all purposes of the Agreement,

(iv) if none of the CG Shareholding Reorganization and the Eliman Shareholding Reorganizations are completed, the term "Transferred Securities" shall mean the Company Securities held by TecFin, Christoph Gauer, Eliman 1 and Eliman 2 for all purposes of the Agreement.

1.5.4 Acquired Companies.

(a) As of the Signing Date, the term "Acquired Companies" shall mean the Group Companies for all purposes of this Agreement.

(b) As of the Closing Date:

(i) if the Eliman Shareholding Reorganizations are completed, the term "Acquired Companies" shall mean the Group Companies, Eliman 1 and Eliman 2 for all purposes of this Agreement; and

(ii) if the Eliman Shareholding Reorganizations are not completed, the term "Acquired Companies" shall mean the Group Companies, for all purposes of this Agreement.

Article 2
PURCHASE AND SALE

2.1 Agreement to Purchase and to Sell.

Upon the terms and subject to the conditions set forth in this Agreement (including the Regulatory Conditions), at the Closing, the Purchaser shall purchase from each Seller, and each Seller shall sell and deliver to the Purchaser, full and valid title to all but not less than all the Transferred Securities it holds set forth opposite each Seller's name in the Security Holdings Tables, free and clear of all Encumbrances, together with all rights and benefits attaching thereto at the Closing, provided that the Purchaser shall not be required to purchase less than all of the Transferred

Securities, thus allowing the Purchaser to have full and valid title, directly or indirectly, to 100% of the Company Securities immediately following the Closing.

2.2 Aggregate Consideration.

The aggregate consideration to be paid for all the Transferred Securities shall be equal to the Closing Purchase Price (as defined below), calculated and paid in accordance with Sections 2.3 to 2.10.

2.3 Closing Purchase Price.

(a) The aggregate consideration to be paid for all the Transferred Securities (the "Closing Purchase Price") shall be an amount equal to:

(i) 870,000,000 euros (the "Enterprise Value") minus an amount of 6,000,000 euros to cover certain risks to result in an amount of 864,000,000 (eight hundred sixty-four million) euros (the "Base Closing Purchase Price");

(ii) plus, the Cash;

(iii) minus, the Indebtedness;

(iv) plus, the amount, if positive, equal to the Net Working Capital minus the Average Net Working Capital, or

(v) minus, the amount, if positive, equal to the Average Net Working Capital minus the Net Working Capital,

(vi) plus, the Vendor Loan 1 Amount,

(vii) plus, the Vendor Loan 2 Amount,

all items from (i) to (v) as determined in accordance with Annex 2.3 (Adjusted Closing Statement) and provided that (i) the Vendor Loan 1 Amount is subject to the Delegation Agreement 1 having been concluded, and (ii) the Vendor Loan 2 Amount is subject to the Delegation Agreement 2 having been concluded.

(b) The Closing Purchase Price shall be final and binding on the Parties and shall not be subject to any adjustment whatsoever, except as provided under Article 8 (Repayment and Indemnification);

(in which case the term "Closing Purchase Price" shall refer to the Closing Purchase Price so adjusted).

2.4 Preliminary Closing Purchase Price.

(a) The preliminary closing purchase price (the "Preliminary Closing Purchase Price") to be paid for all the Transferred Securities on the Closing Date shall be determined as follows:

(i) the Base Closing Purchase Price,

(ii) plus, estimated Cash as at the Closing Date (as defined in Annex 1.1),

(iii) minus, the estimated Indebtedness as at the Closing Date (as defined in Annex 1.1),

(iv) plus, the amount, if positive, equal to the estimated Net Working Capital as at the Closing Date minus the Average Net Working Capital (both as defined in Annex 1.1); or

(v) minus, the amount, if positive, equal to the Average Net Working Capital minus the estimated Net Working Capital as at the Closing Date,

(vi) plus, the Vendor Loan 1 Amount,

(vii) plus, the Vendor Loan 2 Amount,

provided that (i) the Vendor Loan 1 Amount is subject to the Delegation Agreement 1 having been concluded and (ii) the Vendor Loan 2 Amount is subject to the Delegation Agreement 2 having been concluded.

(b) Any payment to be made under Section 2.4 shall be made in cash (with the exception of (i) the Vendor Loan 1 Amount referred to in Section 2.4(a)(vi) that shall exclusively be settled at Closing by way of a set-off against the Receivable 1, and (ii) the Vendor Loan 2 Amount referred to in Section 2.4(a)(vii) that will exclusively be settled by way of a set-off in accordance with the Tax Step Plan) with respect to the portion of the Closing Purchase Price allocable to the Transferred Securities in compliance with the provisions of Section 2.6.

2.5 Balancing Amount.

(a) After final agreement on, or final determination of, the Adjusted Closing Statement in accordance with Annex 2.3:

(i) if the Balancing Amount is positive, the Purchaser shall pay to the Sellers an amount equal to the Balancing Amount in accordance with Section 2.5(b);

(ii) if the Closing Purchase Price is equal to the Preliminary Closing Purchase Price, no payment shall be made by either the Sellers or the Purchaser; or

(iii) if the Balancing Amount is negative, the Sellers shall pay to the Purchaser an amount equal to the absolute value of the Balancing Amount in accordance with Section 2.5(b)

(b) Any payment to be made under Section 2.5 shall be made in compliance with the provisions of Section 2.6.

2.6 Payments made by the Purchaser to the Sellers.

(a) Any payment to be made by the Purchaser under Sections 2.4 and 2.5 shall be made by electronic transfer of immediately available funds to the Pivot Account, except (i) the Vendor Loan 1 Amount that shall be settled at Closing by way of set-off against the Receivable, (ii) the Vendor Loan 2 Amount that will be settled by way of set-off in accordance with the Tax Step Plan, and (iii) the portion of the Preliminary Closing Purchase Price corresponding to the amount to be repaid under the PIK Debt, as indicated in the PIK Debt Release Letter (the "PIK Amount") that shall be paid on a specific bank account opened in the name of the Sellers or the PIK Agent (as provided under the PIK Debt Release Letter) and pledged to the lenders under the PIK Debt, which coordinates shall be set forth in the PIK Debt Release Letter or the Pre-Closing Certificate, as the case may be, on the understanding that the coordinates of such Pivot Account shall be set forth:

(i) in the Pre-Closing Certificate with respect to the Preliminary Closing Purchase Price; or

(ii) ten (10) Business Days in advance of the relevant due date in all other instances.

(b) The Sellers hereby represent that they shall:

(i) distribute, as applicable, the Preliminary Closing Purchase Price or the Closing Purchase Price amongst themselves; and,

(ii) subject to receipt (as evidenced in the manner indicated in Section 2.10) of the relevant payment by the Sellers, as apportioned on the Pivot Account, release the Purchaser from all liability in respect of each relevant payment and undertake not to exercise any remedy in this respect.

2.7 Repayment of Existing Indebtedness.

(a) The Purchaser acknowledges that the Existing Indebtedness will become repayable on the Closing Date in accordance with its terms as a consequence of the sale of the Transferred Securities.

(b) In addition to the payment of the Purchase Price, on the Closing Date, the Purchaser shall:

(i) repay and discharge (or procure that its Affiliates repay) the full amount of the Existing Indebtedness on behalf of the relevant Group Companies, with value date (date de valeur) on the Closing Date; or

(ii) make available to the Group Companies, in immediately available cleared funds, amounts sufficient to enable them to repay in full the Existing Indebtedness with value date (date de valeur) on the Closing Date and procure that the Group Companies repay such Existing Indebtedness, in immediately available cleared funds, with value date (date de valeur) on the Closing Date in accordance with the terms of the Existing Financing;

in each case in accordance with the Debt Release Letters delivered to the Purchaser pursuant to this Agreement.

(c) The Purchaser shall reasonably cooperate with the Sellers' Agent, and the Sellers' Agent shall, as of the Signing Date, use all commercially reasonable efforts to obtain (or cause the Group Companies to obtain) the letters from the agent under the Existing Indebtedness which must (i) specify the amounts to be repaid by the Group Companies in connection with the repayment as at the Closing Date of all Existing Indebtedness (in principal, accrued and compound interest, prepayment indemnities charges), (ii) the bank account (including full IBAN details) on which such repayment shall be made, and (iii) irrevocably release, on the Closing Date, any and all Existing Encumbrances subject only to the full repayment of the sums payable under Section 2.7(b)(i) above (together the "Debt Release Letters"). The Sellers shall provide the Purchaser with final drafts of the Debt Release Letters no later than two (2) Business Days prior to the Closing.

2.8 Allocation of the Preliminary Closing Purchase Price and the Closing Purchase Price amongst the Sellers.

(a) The Preliminary Closing Purchase Price and the Closing Purchase Price shall be allocated, by the Sellers' Agent, amongst the Sellers and class of Transferred Securities based upon the number and class of Transferred Securities sold by each Seller to the Purchaser as determined in the Pre-Closing Certificate in accordance with the provisions set forth in this Agreement.

(b) The allocation of the Preliminary Closing Purchase Price and the Closing Purchase Price and, for the avoidance of doubt, the allocation of the Sellers' Agent Expenses, are the sole and exclusive responsibility of the Sellers and the Purchaser shall incur no liability whatsoever in respect thereof.

2.9 Pre-Closing Certificate.

Not less than ten (10) Business Days prior to the Closing Date, the Sellers' Agent shall deliver a certificate (the "Pre-Closing Certificate") to the Purchaser setting forth, by reference to a stated Closing Date:

(a) the Preliminary Closing Purchase Price determined as provided in Section 2.4 and indicating:

(i) the Sellers' good faith estimate of the Cash, such estimate to be made with the due care of a prudent businessman as at the Closing Date;

(ii) the Sellers' good faith estimate of the Indebtedness, such estimate to be made with the due care of a prudent businessman as at the Closing Date;

(iii) the Sellers' good faith estimate of the Net Working Capital, such estimate to be made with the due care of a prudent businessman as at the Closing Date;

(iv) the difference between the Average Net Working Capital and the Sellers' good faith estimate of the estimated Net Working Capital;

(b) for each Seller, its Individual Net Purchase Price;

(c) each Seller's Allocable Portion;

(d) the details of the Pivot Account to which the Purchaser must transfer the Preliminary Closing Purchase Price;

(e) a copy of the Security Holdings Tables, as amended to reflect any transfers of Transferred Securities (upon completion of the Shareholding Reorganizations, if any) up to the date of the Pre-Closing Certificate;

(f) the amount of the Carve-Out Vendor Loan and the corresponding amount of the Vendor Loan 1 Amount and the Receivable 1 as at the Closing Date;

(g) the final amount of the CC US Distribution Activity Value agreed between the Parties and the corresponding amount of the Vendor Loan 2 Amount as at the Closing Date; and

(h) draft copies of the Debt Release Letters and PIK Debt Release Letter (stating the final payment amounts).

The Purchaser shall be entitled to waive delivering of the Pre-Closing Certificate in whole or in part by written notice to the Sellers’ Agent.

2.10 Closing.

(a) Provided that (x) the conditions to the respective obligations of the Parties set forth in Section 3.1 are satisfied, (y) this Agreement has not been previously terminated pursuant to Section 9.1, and (z) Seller's Agent having delivered the Pre-Closing Certificate (providing for all matters, statements and evidence set out in Section 2.9) to the Purchaser, the consummation of the purchase and sale of the Transferred Securities (the "Closing") shall be held at the offices of TecFin, Luxembourg, Grand Duchy of Luxembourg at 9 a.m. on the date which is the last Business Day of the calendar month in which the satisfaction of the last condition to Closing set forth in Section 3.1 occurred, or, if such condition is satisfied less than ten (10) Business Days prior to such date, on the last Business Day of the calendar month following the calendar month in which the last condition to Closing set forth in Section 3.1 occurred, or at such other location, time of day or date as the Purchaser and the Sellers' Agent may agree in writing. The date on which the Closing shall take place is referred to herein as the "Closing Date".

(b) At Closing, the following payments (the "Closing Payments") shall be made upon receipt of the executed Debt Release Letters and PIK Debt Release Letter:

(i) Sellers' Agent Expenses. The Sellers hereby expressly authorize the Sellers' Agent to withhold and deduct, from that part of the Preliminary Closing Purchase Price to be received by each of them, their Allocable Portion of the Sellers' Agent Expenses, and give an irrevocable instruction to the Sellers' Agent to pay on their behalf the Sellers' Agent Expenses directly to the Sellers' advisors.

(ii) Payment of the Preliminary Closing Purchase Price and Sellers' Agent Expenses. At Closing:

(A) the Purchaser shall pay the Preliminary Closing Purchase Price in accordance with Section 2.4;

(B) the Sellers' Agent shall pay the Sellers' Agent Expenses to the Sellers' advisors using the cash on the Pivot Account by wire transfers of immediately available cleared funds (free of any bank or other charges) to such accounts of the Seller's advisors, in accordance with Section 2.10(b)(i) above.

(iii) Repayment of the Existing Indebtedness. At Closing, the Purchaser shall, in accordance with the Debt Release Letters:

(A) repay in full the Existing Indebtedness on behalf of the relevant Acquired Company in immediately available cleared funds, with value date (date de valeur) on the Closing Date or make available to the relevant Acquired Company, in immediately available cleared funds, amounts sufficient to enable it to repay in full the Existing Indebtedness with value date (date de valeur) on the Closing Date; or

(B) procure that the relevant Acquired Company repays the Existing Indebtedness, in immediately available cleared funds, with value date (date de valeur) on the Closing Date in accordance with the terms of the Existing Financing.

(c) At Closing:

(i) the Sellers shall:

(A) register the Transferred Securities in the name of the Purchaser in the relevant register of each of the Company and of the Eliman Entities, as the case may be, to the extent that the Eliman Shareholding Reorganizations have been completed (the "Share Registers") on the Closing Date and deliver to the Purchaser a copy of such updated Share Registers certified by an authorized representative of the Company and such Eliman Entities (as the case may be);

(B) deliver to the Purchaser resignation letters duly signed by each of the persons listed on Annex 2.10(b)(i)(B) TC "Annex (b)(ii)(B) Resigning Persons" \f \l 2 (the "Resigning Persons"), in the form of Annex

2.10(b)(i)(B) Bis, evidencing his resignation from the positions indicated on Annex 2.10(b)(i)(B), effective on the Closing Date;

(C) deliver to the Purchaser the Closing Bring Down Certificate in the form set forth in Annex 6.10(a);

(D) deliver to the Purchaser FIRPTA compliance forms duly signed by the respective Group Companies;

(E) deliver to the Purchaser evidence reasonably satisfactory to the Purchaser of Mr Christoph Gauer having resigned as officer and/or director or any other office or employment with any of the Carve-Out Companies;

(F) if applicable, deliver to the Purchaser evidence of the completion of the Shareholding Reorganizations in accordance with Section 6.1;

(G) deliver to the Purchaser the Carve-Out Documentation;

(H) deliver to the Purchaser executed versions of the Debt Release Letters and PIK Debt Release Letter;

(ii) upon completion of the registration referred to in Section 2.10(c)(i)(A) and upon receipt of the resignation letters referred to in Section 2.10(c)(B), the Purchaser shall hold a shareholders' meeting or pass shareholders' resolutions of the relevant Acquired Companies incorporated in Luxembourg approving the following matters:

(A) acknowledgement of the resignations of the relevant Resigning Persons;

(B) grant of provisional, irrevocable and unconditional discharge to the relevant Resigning Persons for the execution of their mandates and the performance of their duties until the Closing Date, except, however, for cases of fraud or willful misconduct;

(C) change the registered office of the relevant Acquired Companies;

(D) with respect to Acquired Companies, undertaking to proceed to any registration with the Trade and Companies Register of Luxembourg and to any publication on the Recueil électronique des Sociétés et Associations as required by law; and;

(iii) the Purchaser shall deliver to the Sellers, the Carve-Out Documentation;

(iv) the Purchaser shall cause all shareholders of the Acquired Companies from which Resigning Persons resign at Closing to vote at the annual shareholders' meetings of the relevant Acquired Companies approving the annual accounts closing on December 31, 2023 (or at any such earlier date if the Purchaser decides to change the dates of the financial year of the relevant Acquired Companies) in favor of all resolutions irrevocably and unconditionally releasing the Resigning Persons from any liability arising from the performance of their duties until the Closing Date, except, however, for cases of fraud or willful misconduct.

All matters at Closing will be considered to take place simultaneously, and no delivery of any document at Closing will be deemed complete until all transactions and deliveries of documents required by this Agreement to be made at Closing are completed, and title to the Transferred Securities shall not be transferred and the Purchaser shall have no property rights or interest in the Transferred Securities and the transfer of the Transferred Securities shall not be recorded in the Share Registers unless and until the Closing actually takes place and the payments referenced in Section 2.10(b) have been effected, such payments being irrefutably deemed effected accordingly if the Purchaser provides evidence that the transferring bank(s) have irrevocably executed the transfer of the payments referenced in Section 2.10(b), e.g., by providing a copy of the respective SWIFT message (e.g., MT103) showing that the payments in Section 2.10(b) have been made in full and without any deductions (other than any costs charged by the receiving bank).

2.11 Breach of Closing Obligations.

(a) If either the Purchaser or any of the Sellers fails to comply with any of its material obligations under Section 2.10, the non-defaulting Party shall be entitled (in addition to or without prejudice to all other rights or remedies available to it, including the right to claim Losses or to seek the specific performance of this Agreement (exécution forcée)), by written notice to the defaulting Party (without the need for any prior notice (une mise en demeure)):

(i) to terminate this Agreement, without any liability on the part of the non-defaulting Party;

(ii) to effect the Closing so far as practicable taking into account the defaults which have occurred; or

(iii) to set a new date for Closing (not being more than ten (10) Business Days following the initially agreed date for Closing), in which case the provisions of Section 2.10 shall apply to the Closing as so deferred but provided that such deferral may only occur once.

(b) If the defaulting Party fails to comply with any of its material obligations under Section 2.10 on the second Closing Date as reset by the non-defaulting Parties in accordance with Section 2.11(a)(iii), the non-defaulting Party shall be entitled (in addition to or without prejudice to all other rights or remedies available to it, including the right to claim Losses or to seek the specific performance of this Agreement (exécution forcée)) to terminate this Agreement, without any liability on the part of the non-defaulting Party, by written notice to the defaulting Party sent on the date set for Closing (without the need for any prior notice (une mise en demeure)).

Article 3
CONDITIONS PRECEDENT TO CLOSING

3.1 Conditions Precedent.

(a) The obligation of each of the Parties to consummate the Transaction is subject to the satisfaction of the following conditions:

(i) that the Required Antitrust Clearances shall have been duly obtained and shall be in full force and effect (the "Antitrust Condition"); and

(ii) that the Required Foreign Investment Clearances shall have been duly obtained and shall be in full force and effect (the "Foreign Investment Condition"; and together with the Antitrust Condition, the "Regulatory Conditions");

(iii) that ELITechGroup S.p.A. shall have notified Hitachi High-Tech Corporation, a Japanese corporation, having its principal place of business at 1-17-1, Toranomon, Minato-ku, Tokyo, 105-6409, Japan ("Hitachi") in writing of the changes to its ownership as provided under the Joint Development Agreement dated 18 March 2021 and that Hitachi shall not have notified in writing ELITechGroup S.p.A. of its intention to terminate the Joint Development Agreement dated 18 March 2021; and

(iv) that the Carve-Out Reorganizations (excluding, for the avoidance of doubt, the CC Transfers) shall have been completed in accordance with Section 6.1 prior to the Closing.

(b) The satisfaction of the Regulatory Conditions shall not have any retroactive effect.

(c) None of the Parties may rely on the failure of any condition set forth in Article 3 (Conditions Precedent to Closing) to be satisfied if such failure was caused by the breach by such Party of any of the covenants or other undertakings set forth in this Agreement to be performed or observed by such Party prior to Closing.

3.2 Responsibility for Satisfaction of the Regulatory Conditions.

(a) The Parties acknowledge the importance that the Required Regulatory Clearances be obtained as soon as possible and that they are not aware of any reason that may prevent the satisfaction of the Regulatory Conditions on or prior to the Long Stop Date.

(b) The Purchaser shall (and shall cause its Affiliates to):

(i) provide the Sellers with a draft form of each notification, submission or filing required to be made in order to obtain the Required Regulatory Clearances (provided that privileged or commercially sensitive information relating to the Purchaser or its Affiliates may be first removed) and a reasonable opportunity to discuss its content with the Purchaser prior to its notification, submission or filing with the relevant Governmental Authorities and shall consider and take into account all reasonable comments or requests made by the Sellers' Agent in this respect;

(ii) submit or make at its (or their) own expense, as soon as reasonably practicable and in any event no later than on January 31, 2024 with respect to the Required Antitrust Clearances and February 16, 2024 with respect to the Required Foreign Investment Clearances:

(A) with respect to Required Regulatory Clearance for which a pre-notification process is required or customary, a first draft of such pre-notification that the Purchaser and the Sellers' Agent deem is reasonably complete with the competent Governmental Authority with respect to the transactions contemplated by this Agreement (and shall submit a formal and complete filing within two (2) Business Days after having obtained confirmation that the pre-notification is complete and can be submitted formally); and

(B) with respect to Required Regulatory Clearance for which no pre-notification process is required or customary, full and accurate filings that the Purchaser and the Sellers' Agent deem is reasonably complete with the other relevant Governmental Authorities with respect to the transactions contemplated by this Agreement;

(which notifications and filings the Purchaser shall confirm to the Sellers' Agent in writing promptly after their making) in order to obtain the Required Regulatory Clearances within the shortest possible delay;

(iii) supply as soon as reasonably practicable any additional information and documentary material in possession of the Purchaser that may be requested by the relevant Governmental Authorities in connection therewith;

(iv) use commercially reasonable efforts to obtain each of the Required Regulatory Clearances without undue delay on or before the Long-Stop Date, it being acknowledged and agreed that the Purchaser is (i) with respect to the Required Antitrust Clearances required to offer commitments and to accept all conditions or obligations or take any other action imposed, required or requested by any Governmental Authority competent for any Required Antitrust Clearance in order to grant the Required Antitrust Clearance and (ii) with respect to the Required Foreign Investment Clearances is under no obligation to offer commitments or accept conditions or obligations or take any other action other than the commitments set forth in Annex 3.2(b)(iv) TC "Annex 3.2(b)(iv) Resigning Persons" \f \l 2 in order to grant the Required Foreign Investment Clearance;

(v) not take any actions (including entering into any transaction, investment, agreement or other arrangement) that could reasonably be expected to make it more difficult to obtain the Required Regulatory Clearances or to result in any material delay in obtaining the Required Regulatory Clearances;

(vi) keep the Sellers' Agent regularly and reasonably informed of the processing of the notifications, submissions and filings referred to above, including (v) notifying the Sellers' Agent promptly of any material communications (written or oral) from the relevant Governmental Authorities, (w) providing the Sellers' Agent with a draft form of any material written communications or with a summary of any material oral communications proposed to be made to the relevant Governmental Authorities (including notifications, briefs, arguments and proposals), including the proposed final form of or summary of any such communication, prior to filing or submitting such material communications with or to such Governmental Authorities, and taking into account any reasonable comments or requests made by the Sellers' Agent with respect thereto; (x) providing the Sellers' Agent promptly with the final form of any material written communications made to the relevant Governmental Authorities (including notifications, briefs, arguments and proposals); (y) organizing regular review with the Sellers' Agent (and its advisors) of the progress of any notifications, submissions and filings (including where necessary, seeking to identify appropriate commitments or remedies); and (z) informing the Sellers' Agent promptly if it becomes aware of anything that might result in any of the Required Regulatory Clearances being delayed or denied (including the opening of any in-depth review such as a Phase 2 Review), provided that in the case of all such documents, privileged or commercially sensitive information relating to the Purchaser or its Affiliates shall be redacted and un-redacted copies shall only be provided to external counsel of the Sellers' Agent on a counsel-to-counsel basis;

(vii) where practicable provide the Sellers' Agent and its advisors with a reasonable opportunity to participate in any meeting or reasonably relevant telephone conversations with the relevant Governmental Authorities; and

(viii) give notice to the Sellers' Agent of the receipt of any Required Regulatory Clearance within one (1) Business Day of its becoming aware of the same (including a copy of each Required Regulatory Clearance provided that any privileged or commercially sensitive information relating to the Purchaser or its Affiliates shall be redacted and un-redacted copies shall only be provided to external counsel of the Sellers' Agent on a counsel-to-counsel basis).

(c) The Sellers shall assist and cooperate, and shall do all things necessary or appropriate to ensure that the Acquired Companies assist and cooperate, with the Purchaser in preparing and filing all documents required to be submitted by the Purchaser or its Affiliates pursuant to this Section 3.2 and provide promptly any necessary information in the possession of or relating to the Sellers and/or the Acquired Companies which may be required by the Governmental Authorities, for the purpose of such filings or is necessary in order to respond to questions raised by such Governmental Authorities; provided that any privileged or commercially sensitive document or information relating to the Sellers or their Affiliates shall be redacted and un-redacted copies shall only be provided to external counsel of the Purchaser on a counsel-to-counsel basis. In addition, in relation to any jurisdictions in which a notification, submission or filing is required to be made by the

Sellers or by an Acquired Company in order to obtain a Required Regulatory Clearance, the Sellers shall comply, and shall cause the relevant Acquired Companies to comply with, the procedures set forth in Sections 3.2(b)(iii), (v) through (viii) mutatis mutandis.

(d) All filing fees and similar charges incurred by the Parties in making any notifications, submissions or filings pursuant to this Section 3.2 shall be borne by the Purchaser, with the exception of the legal fees of the respective external counsel, which will be borne by the party having instructed the respective external counsel.

(e) In the event of the opening of an in-depth review such as a Phase 2 Review, each of the Sellers' Agent and the Purchaser shall be entitled (but shall not be obligated), by written notice to the Purchaser or the Sellers' Agent, as applicable, to postpone the Long Stop Date to a future date compatible with such in-depth review and which is no later than one (1) month after the Long Stop Date (the "Extended Long Stop Date"), in which event the provisions of this Agreement shall apply mutatis mutandis as if the Extended Long Stop Date were the Long Stop Date.

Article 4
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

Each of the Sellers hereby represents and warrants to the Purchaser that (provided that (i) the representations and warranties set forth in Section 4.1 are made by each Seller only as to itself and (ii) the representations and warranties set forth in Section 4.3 are made only if the Eliman Shareholding Reorganizations are completed, by TecFin) as of the Put Option Date, as of the Signing Date and as of the Closing Date (except for such representations which are expressly made as of a specific date and are therefore made on such date only):

4.1 Ownership of Securities; Sellers' Organization and Due Authorization.

(a) Each Seller is the sole owner of the Transferred Securities listed opposite its name in the Security Holdings Tables. Such Transferred Securities will be free and clear of all Encumbrances and each Seller will be able to freely sell to the Purchaser, without any restrictions of any kind, full and valid title to all its Transferred Securities, thus allowing the Purchaser to own, on the Closing Date, directly and indirectly, all of the securities issued by the Company.

(b) The rights of each Seller on its Transferred Securities are not subject to any dispute whatsoever and, to the knowledge of such Seller, no such dispute is foreseeable.

(c) Each Seller, if an Entity, is duly incorporated and validly existing under the laws of its jurisdiction of incorporation or formation. Each Seller has the capacity and right to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and if an individual and married, no authorization or consent of such Seller's spouse is required for the sale of such Seller's Transferred Securities hereunder (it being noted that the Purchaser has received the spousal consent of Christoph Gauer's wife).

(d) The entering into of this Agreement and the performance of the Sellers' obligations hereunder have been duly authorized by all necessary corporate, partnership or similar action and proceedings on the part of the Seller, if such Seller is an Entity. This Agreement has been duly signed by each Seller and constitutes the valid and binding obligation of each relevant Seller, enforceable against the Sellers in accordance with its terms.

(e) Neither the entering into of this Agreement, nor the performance by the Sellers of their obligations hereunder, nor the consummation of the transactions provided for hereby does or will:

(i) conflict with or violate any provision of the Organizational Documents of any of the Sellers, which are Entities;

(ii) violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Contract or Governmental Authorization to which any of the Sellers is a party or by which any of the Sellers is bound; or

(iii) subject to obtaining the Regulatory Conditions, constitute a violation by any of the Sellers of any Laws or Judgments;

(f) Each Seller that is not an individual is a duly incorporated and properly registered company that is not insolvent and that is not the subject of any Insolvency Proceedings and no fact is liable to result in any such proceedings.

4.2 The Company.

(a) The Company is a private limited liability company (société à responsabilité limitée) duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg.

(b) No resolution has been adopted and no meeting has been convened with a view to winding up or liquidating the Company. No fact, application or, to the Sellers' Knowledge, circumstance, is liable to result in the Company being struck off the Trade and Companies Register or wound up, and no other fact, application or, to the Sellers' Knowledge, circumstance, is liable to affect the existence of the Company.

(c) The Company Securities are validly issued and fully paid-up and represent 100% of the capital and voting rights of the Company. Except for the Company Securities, the Company has not issued, nor approved the issuance of, any shares, warrants or securities of any nature whatsoever giving access immediately or in the future to the share capital of the Company; and there are no options or other agreements or undertakings pursuant to which the Company is or may become obliged to issue any shares, warrants or other securities of any nature whatsoever.

(d) The Company is not insolvent and is not the subject of any Insolvency Proceedings.

4.3 Eliman Entities.

4.3.1 Eliman 1.

(a) Eliman 1 is a simplified joint stock company (société par actions simplifiée) duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg.

(b) No resolution has been adopted and no meeting has been convened with a view to winding up or liquidating Eliman 1. No fact, application or, to the Sellers' Knowledge, circumstance, is liable to result in Eliman 1 being struck off the Trade and Companies Register or wound up, and no other fact, application or, to the Sellers' Knowledge, circumstance, is liable to affect the existence of Eliman 1.

(c) The Eliman 1 Securities are validly issued and fully paid-up and represent 100% of the capital and voting rights of Eliman 1. On the Closing Date, except for the Eliman 1 Securities, Eliman 1 has not issued, nor approved the issuance of, any shares, warrants or securities of any nature whatsoever giving access immediately or in the future to the share capital of Eliman 1; and there are no options or other agreements or undertakings pursuant to which Eliman 1 is or may become obliged to issue any shares, warrants or other securities of any nature whatsoever.

(d) Eliman 1 is not insolvent and is not the subject of any Insolvency Proceedings.

(e) Eliman 1 is the sole owner with full and valid title of the Company Securities listed opposite its name in the Security Holdings Tables. Such Company Securities will be free and clear of all Encumbrances at the time of Closing and are not subject to any dispute whatsoever and no such dispute is, to the Sellers' Knowledge, foreseeable.

(f) Eliman 1 has not engaged in any business activities other than the acquisition and holding of securities issued by the Company, does not have any employees, does not hold any material assets other than the Company Securities listed opposite its name in the Security Holdings Tables, and does (whether actual, potential, or threatened) not have any outstanding indebtedness for money borrowed or any other liabilities other than reflected in its net cash position or ordinary course operational and administrative costs and expenses which in any event are not expected to exceed EUR 30,000 on the Closing Date.

(g) The Company Securities listed opposite to Eliman 1's name in Annex B are owned with full and valid title by Eliman 1, and (ii) such Company Securities are fully paid and validly issued.

4.3.2 Eliman 2.

(a) Eliman 2 is a simplified joint stock company (société par actions simplifiée) duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg.

(b) No resolution has been adopted and no meeting has been convened with a view to winding up or liquidating Eliman 2. No fact, application or, to the Sellers' Knowledge,

circumstance, is liable to result in Eliman 2 being struck off the Trade and Companies Register or wound up, and no other fact, application or, to the Sellers' Knowledge, circumstance, is liable to affect the existence of Eliman 2.

(c) The Eliman 2 Securities are validly issued and fully paid-up and represent 100% of the capital and voting rights of Eliman 2. On the Closing Date, except for the Eliman 2 Securities, Eliman 2 has not issued, nor approved the issuance of, any shares, warrants or securities of any nature whatsoever giving access immediately or in the future to the share capital of Eliman 2; and there are no options or other agreements or undertakings pursuant to which Eliman 2 is or may become obliged to issue any shares, warrants or other securities of any nature whatsoever.

(d) Eliman 2 is not insolvent and is not the subject of any Insolvency Proceedings.

(e) Eliman 2 is the sole owner with full and valid title of the Company Securities listed opposite its name in the Security Holdings Tables. Such Company Securities will be free and clear of all Encumbrances at the time of Closing and are not subject to any dispute whatsoever and, no such dispute is, to the Sellers' Knowledge, foreseeable.

(f) Eliman 2 has not engaged in any business activities other than the acquisition and holding of securities issued by the Company, does not have any employees, does not hold any material assets other than the Company Securities listed opposite its name in the Security Holdings Tables, and does (whether actual, potential, or threatened) not have any outstanding indebtedness for money borrowed or any other liabilities other than reflected in its net cash position or ordinary course operational and administrative costs and expenses which in any event are not expected to exceed EUR 30,000 on the Closing Date.

(g) The Company Securities listed opposite to Eliman 2's name in Annex (B) are owned with full and valid title by Eliman 2, and (ii) such Company Securities are fully paid and validly issued.

4.4 Group Structure.

(a) The group structure chart for the Acquired Companies attached as Annex 4.4(a) TC "Annex 4.4(a) Group Structure Chart" \f \l 2 ("Group Structure Chart") and the copies of the Organizational Documents of the Acquired Companies disclosed in the Data Room Documentation are complete and accurate. The respective Acquired Companies are the sole legal and beneficial owners, with full and valid title to all, of the shares and interests in the Acquired Companies as shown on the Group Structure Chart (the "Group Shares"), which are free and clear of any Encumbrances other than the Existing Encumbrances. Other than the Group Shares there is no (i) outstanding subscription, option, virtual option right, call, convertible note, warrant or right (whether nor not currently exercisable) to acquire any securities in any Acquired Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any securities of an Acquired Company, (iii) contract under which an Acquired Company is or may become obligated to sell or otherwise issue any securities of an Acquired Company, (iv) promise to grant, offer or otherwise provide any of the foregoing to any of the employees or directors or officers of an Acquired Company. The respective Acquired Company is the sole legal and beneficial owner of the respective Group Shares and has unrestricted title to these Group Shares.

(b) None of the Acquired Companies owns any security or other interest in the share capital or partnership of any Entity other than other Acquired Companies and Elitech SR (Serbia) and FKGO GmbH (Germany).

4.5 Incorporation – Existence of the Group Companies.

(a) Each Group Company validly exists in accordance with the Laws of its jurisdiction of incorporation (or similar) and its articles of association.

(b) No resolution has been adopted and no meeting has been convened with a view to winding up or liquidating any of the Group Companies. To Seller's Knowledge, no fact, circumstance or application is liable to result in any of the Group Companies being struck off the Trade and Companies Register or wound up.

(c) To Seller's Knowledge, none of the Group Companies is the subject of any Insolvency Proceedings, it being acknowledged that FKGO GmbH (Germany) has been liquidated on February 9, 2024 under applicable law.

4.6 Transaction Bonus Payments, No Transaction Costs

(a) Except as set forth in Schedule 4.6(a) TC "Annex 4.6(a) Transaction Bonus Payments" \f \l 2 , none of the Group Companies has paid or promised to pay or is otherwise obliged to pay to their officers, directors or employees or to officers, directors or employees of any of their direct or indirect shareholders any bonus payments or other special incentives in connection with or as a direct result of the consummation of this Agreement or the transactions contemplated herein.

(b) None of the Group Companies has following 31 December 2022 paid, or is obligated to pay any brokerage, finder's fee, commission, advisory fees or expenses to any third party (including the Sellers or their Affiliates) in connection with or in respect of (i) the preparation, negotiation or execution of this Agreement, or (ii) the preparation and consummation of the Transaction or Project Elisir (i. e. the sale process for the Group Companies in 2020 and 2021).

Article 5
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser hereby represents, warrants and acknowledges to the Sellers that as of the Put Option Date, as of the Signing Date and as of the Closing Date (except for such representations which are expressly made as of a specific date and are therefore made on such date only):

5.1 Organization and Due Authorization.

(a) The Purchaser is a stock company duly organized under the laws of Switzerland. The Purchaser has the capacity and right to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) The entering into of this Agreement and the performance of the Purchaser's obligations hereunder have been authorized by all necessary corporate action and proceedings on the part of the Purchaser. This Agreement has been duly signed by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

(c) Neither the entering into of this Agreement, nor the performance by the Purchaser of its obligations hereunder, nor the consummation of the transactions provided for hereby does or will:

(i) conflict with or violate any provision of the Organizational Documents of the Purchaser;

(ii) violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Contracts or Governmental Authorizations to which the Purchaser or any of its Affiliates is a party or by which the Purchaser or any of its Affiliates is bound; or

(iii) subject to obtaining the Regulatory Conditions, constitute a violation by the Purchaser or any of its Affiliates of any Laws or Judgments.

(d) The Purchaser is not subject to any Insolvency Proceedings and no fact is liable to result in any such proceedings.

5.2 Governmental Authorizations.

No Governmental Authorization or other third party consent under any contract is required to be made or obtained by the Purchaser or any of its Affiliates prior to the Closing in connection with (a) the entering into of this Agreement by the Purchaser, (b) the performance by the Purchaser of its obligations hereunder, or (c) the consummation of any of the transactions contemplated by this Agreement.

5.3 Financing.

The Purchaser's obligations hereunder are not subject to any conditions regarding its or any other Person's ability to obtain or provide financing for the consummation of the transactions contemplated by this Agreement. On the Closing Date, the Purchaser will have obtained all the financing commitments in order to have sufficient funds necessary and immediately available funds in sufficient amounts to pay the Preliminary Closing Purchase Price and the Balancing Amount and to make such other payments required to be made by the Purchaser pursuant to this Agreement (regardless of whether or not it can obtain financing under its financing commitments). The Sellers hereby acknowledge that they have received an equity commitment letter from Bruker Corporation on the Put Option Date.

5.4 Acknowledgement.

(a) The Purchaser acknowledges that, prior to the execution of this Agreement and the Warranty Agreement, it and its advisors have been given access to the Disclosed Information and to meetings and Q&A sessions with the Sellers, the management of the Group Companies and their advisors. The Purchaser acknowledges that it has carried out an independent and satisfactory due diligence of the Group Companies, has reviewed the Disclosed Information to its reasonable satisfaction and has assessed the contents of the Disclosed Information, in particular by discussing the same with senior management of the Group Companies and asking any question which the analysis of the Disclosed Information might entail to such senior management and the advisers of the Sellers and the Group Companies. The Purchaser hereby acknowledges that it has taken the Disclosed Information and any such discussions and answers to its questions into account in the terms of its offer to acquire the Transferred Securities. In entering into this Agreement and the Warranty Agreement, the Purchaser has relied upon its own review and analysis of the Disclosed Information, upon the representations and warranties of the Sellers expressly set forth in this Agreement and the Warranty Agreement and upon its own independent investigations.

(b) The Purchaser acknowledges (i) that it has assessed the impact that the spread of COVID-19 and any Pandemic Measure has had, is having and is likely to have, on the operations and financial condition of the Group Companies and have been fully taken into account in the terms of this Agreement and (ii) that in no event would COVID-19, any Pandemic Measure or the Ukraine Situation in its current state constitute an event of force majeure on this Agreement and the Warranty Agreement. Consequently, the Purchaser hereby irrevocably waives any right that it has, or may have in the future, to terminate this Agreement as a result thereof.

(c) The Purchaser further acknowledges that the representations and warranties of the Sellers set forth in this Agreement and the Warranty Agreement supersede any and all earlier representations, warranties or statements made by any directors, officers, employees, agents, representatives or advisors of the Sellers (collectively, the "Sellers' Representatives") regarding the Transferred Securities, any of the Acquired Companies or any other matter referenced in this Agreement and the Warranty Agreement, and that neither any of the Sellers nor any of the Sellers' Representatives shall have any liability in respect of any such earlier representations, warranties or statements (and in respect of which the Purchaser undertakes not to, and to procure that none of its Affiliates shall, bring any claim or action against any of the Sellers or any of the Seller's Representatives). Except as expressly set forth in this Agreement and the Warranty Agreement, neither any of the Sellers nor any of the Sellers' Representatives makes any representation or warranty, either express or implied, of any kind whatsoever with respect to the Transferred Securities, any of the Acquired Companies or any of the transactions contemplated hereby (including as to the accuracy or completeness of any information provided to the Purchaser or its representatives). Without limiting the generality of the foregoing, the Purchaser acknowledges that neither any of the Sellers nor any of the Sellers' Representatives makes any representation or warranty with respect to the future relations of any of the Acquired Companies with any customers or suppliers, or with regard to the future financial or business prospects of any of the Acquired Companies. In furtherance of the foregoing, to the fullest extent permitted by applicable Law, the Purchaser hereby irrevocably waives the benefit of any warranties generally available to purchasers under applicable Law except on the basis of willful misconduct (dol).

(d) The Purchaser further acknowledges that, except as expressly set forth in this Agreement and the Warranty Agreement, neither any of the Sellers nor any of the Sellers' Representatives makes any representation or warranty with respect to (i) the Disclosed Information or (ii) any financial projections, business plans, budgets, estimates, predictions or forecasts (collectively "projections") relating to any of the Acquired Companies (and in respect of which the Purchaser undertakes not to, and to procure that none of its Affiliates shall, bring any claim or action against any of the Sellers or any of the Sellers' Representatives). The Purchaser acknowledges that there are numerous assumptions reflected in such projections and significant uncertainties including uncertainties arising from the COVID-19, any Pandemic Measure and the Ukraine Situation (and has had in this respect the opportunity to discuss the same with the management of the Acquired Companies) inherent in attempting to make such projections, that the Purchaser is fully familiar with such types of assumptions and uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections or forward-looking statements furnished to it, and that the Purchaser shall not have any claim against any of the Sellers or any of the Sellers' Representatives with respect thereto.

Article 6
PRE-CLOSING COVENANTS

6.1 Pre-Closing Reorganizations.

6.1.1 The Sellers shall procure that:

(i) the actions described in Annex 6.1.1 TC "Annex 6.1.1 Pre-Closing Reorganizations" \f \l 2 in connection with the Pre-Closing Reorganizations are taken by the Sellers or their relevant Affiliates;

(ii) the Sellers and the relevant parties shall execute all required documents so that, on or prior to the Closing, the Carve-Out Companies shall be validly held by TecFin as provided under Annex 6.1.1 TC "Annex 6.1.1 Pre-Closing Reorganizations" \f \l 2 ; and

(iii) the Pre-Closing Reorganizations are consummated on or prior to the Closing, and all Tax returns required to be filed by the Sellers or any of their Affiliates with any Governmental Authority in respect of the Pre-Closing Reorganizations are duly and timely filed, it being specified that the Parties agree to adjust the legal steps or actions necessary to complete the Pre-Closing Reorganizations (as described in the Tax Step Plan) should any modification are reasonably requested by the lenders under the Existing Financing.

6.1.2 The Purchaser shall, and shall cause its Affiliates to, cooperate and provide to the Sellers all documents and information that the Sellers may reasonably request in connection with the implementation of the Pre-Closing Reorganizations.

6.1.3 Any costs related to the preparation and implementation of (i) the Shareholding Reorganizations shall be borne by the Sellers, and (ii) the Carve-Out Reorganizations shall be borne by the Sellers.

6.2 Ordinary Course of Business.

6.2.1 During the period from the date of this Agreement to the Closing, except as may be (v) specifically contemplated by this Agreement or necessary or advisable to implement the transactions contemplated herein (including the Pre-Closing Reorganizations), (w) disclosed in Annex 6.2.1 TC "Annex 6.2.1 Ordinary Course of Business" \f \l 2 , (x) required by a contractual obligation existing on the Put Option Date, provided it was adequately disclosed in the Data Room (y) immediately required by applicable mandatory Law or immediately requested by a mandatory Governmental Authority, or (z) consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned, having due consideration for the interests, as applicable, of the Acquired Companies), each of the Sellers shall, within the limits of its powers as a shareholder, director, officer or employee of the relevant Acquired Company, use its reasonable endeavors to ensure that each of the Acquired Companies maintains the value of its material assets and the relationships of the Business taken as a whole in all material respects and carries on its business only in the ordinary course of business consistent with past practices, and does not take any of the following actions:

(i) amending its Organizational Documents in any material respect which would be detrimental to the Purchaser or the consummation of the transactions contemplated herein, other than to comply with applicable Laws;

(ii) acquiring or selling, by merger, spin-off, consolidation, purchase or sale of shares or assets or otherwise, any Entity or business other than the disposal of the Carve-out Companies pursuant to the terms set forth in this Agreement or granting any Encumbrance on any such Entity or business, except for in each case, intercompany transactions or build-up acquisitions disclosed in the Disclosed Information;

(iii) altering its issued share capital or declaring, setting aside, making or paying any dividend or other distribution in respect of its share capital (in cash or otherwise), or purchasing or redeeming any shares in its share capital, except for in each case, to the benefit of another Acquired Company;

(iv) issuing or selling any shares in its share capital or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares, except for in each case, to the benefit of another Acquired Company;

(v) provided that there are fully covered under the Debt Release Letters and without any pre-payment obligation to any of the Group Companies, incurring (other than under the Debt Release Letters, as the case may be), other than in the ordinary course of business consistent with past practice, any material indebtedness for borrowed money (including through the issuance of debt securities), except for (x) indebtedness to another Acquired Company, (y) any drawing under the Existing Financing and (z) increase of the bank guarantee program in place with the Group;

(vi) change the payment procedures on accounts payable and accounts receivable (in particular any acceleration on accounts receivable and any deferred payment of accounts payable) and increase or decrease the volume of inventory, in each case on a Group Company level and throughout the Group Companies, unless consistent with past practice and in compliance with the duty of care of a prudent business man;

(vii) enter into, terminate or materially modify any of the agreements set out in Annex 6.2.1(vii) TC "Annex 6.2.1(vii) Seller's Agreements" \f \l 2 ;

(viii) offer or make any bonus or similar payments to any third party triggered by the consummation or any other event provided for under this Agreement;

(ix) hire any director, officer or, other than in the ordinary course of business and in line with the business plan and budget, employee;

(x) terminate any director, officer or employee of a Group Company with a fixed remuneration equal to or higher than EUR 150,000;

(xi) dispose of or limit any intellectual property rights owned by any of the Group Companies that are material to the Business or terminate, amend or otherwise change any right to use any third party intellectual property rights used by any of the Group Companies that are material to the Business, other than in the ordinary course of business;

(xii) making any change in its accounting procedures or practices unless mandated by Law or the accounting principles generally accepted in its jurisdiction of incorporation or residence;

(xiii) enter into any related party transactions (other than any bona fide business transactions entered into in the ordinary course of business and on market terms with any portfolio company of TecFin's ultimate shareholder or any fund(s) managed or advised by PAI Partner S.à r.l.);

(xiv) terminate (whether unilaterally, by consent or by settlement), amend or change the service and/or employment agreements between the respective Group Company and any of Christoph Gauer, Mark Pegeot, Roberto Meda and/or Francesco Gorreta; or

(xv) committing to take any of the actions set forth in the foregoing subsections (i) through (xiii).

For the purposes of granting any consents which may be requested by the Sellers' Agent or an Acquired Company pursuant to this Section 6.2.1, the Purchaser hereby designates Wolfgang Pusch with immediate effect and represents and warrants to, and agrees with, the Sellers' Agent and each of the Sellers that Wolfgang Pusch shall have full capacity and right to give any such consents on behalf of the Purchaser until the Closing Date. Within five (5) Business Days of receipt of any request for consent by the Sellers' Agent or an Acquired Company, the Purchaser shall have the right to notify the Sellers' Agent or the relevant Acquired Company that it objects to the proposed action (which notice of objection shall indicate its reasons for so objecting). If the Purchaser shall not have notified the Sellers' Agent or the relevant Acquired Company, as the case may be, of its objection to a proposed action within such period of five (5) Business Days, the Purchaser shall be deemed to have consented to such proposed action. As an exception to Section 10.11, any notice to be made for the purpose of obtaining or giving any consent of the Purchaser under this Section 6.2.1 shall be given by e-mail only (without confirmation).

6.2.2 Nothing herein shall operate to restrict or prevent:

(i) any commercially reasonable action undertaken by any Acquired Company in an emergency or disaster situation with the intention of minimizing any adverse effect thereof; or

(ii) any commercially reasonable action taken as a response to any Pandemic Measure, and which (i) is reasonably necessary (a) to protect the health, safety and welfare of the directors, officers or employees of the Acquired Companies and other individuals having business dealing with the Acquired Companies, or (b) to respond to third party supply or service disruptions caused by COVID-19 or (ii) is consistent with actions taken or contemplated by other businesses or enterprises of similar size of the Group Companies operating in the same or substantially similar industry and a similar geographic presence;

in each case after consultation with the Purchaser if legally and practically possible.

6.2.3 For the avoidance of doubt, nothing contained in this Agreement is intended to give the Purchaser, directly or indirectly, the right to control or direct the Acquired Companies prior to the Closing and the Sellers shall not be under any obligation to provide any commercially sensitive information the disclosure of which would likely constitute a breach of applicable Law.

6.3 Specific Undertakings

As soon as reasonably practicable following the Signing Date, the Sellers shall use commercially reasonable efforts to procure that the Group Companies do the following:

(a) remediation of non-conformity addressed in the regulatory audit dated September 21, 2023 for ELITechGroup SpA;

(b) arrange for a visit with Hitachi and Precision System Science Co., Ltd., a Japanese corporation, having its principal place of business at 88 Kamihongou, Matsudo-shi, Chiba, 271-0064, Japan, ("PSS") in Japan for Christoph Gauer, Jürgen Srega and Wolfgang Pusch to introduce the Purchaser and Bruker group with the key competent representatives of Hitachi and PSS in charge for the commercial relationship with the Group Companies, as soon as possible, ideally in January or February 2024;

(c) deliver to the Purchaser the confirmation that the cybersecurity insurance policy covering all the Acquired Companies has been renewed for 2024.

6.4 Access and Information.

(a) During the period from the date of this Agreement to the Closing, upon the reasonable written request of the Purchaser and subject to compliance by the Purchaser with the terms of the confidentiality agreement entered into between TecInvest and Bruker Daltonik GmbH on October 6, 2020 (as amended from time to time) (the "Confidentiality Agreement") and the applicable Laws, the Sellers shall use their commercially reasonable efforts to ensure that the Acquired Companies (i) permit the Purchaser and its representatives reasonable access during Working Hours to the books and records and senior management of the Acquired Companies, and (ii) provide to the Purchaser any document or information in the possession of the Acquired Companies, in both cases, as may be reasonably requested by the Purchaser for the purpose of preparing the Closing and facilitating the debt financing of the transactions contemplated by this Agreement; and (iii) inform on regular basis on the progress of remediation of the past cyber incident.

(b) Notwithstanding anything in this Agreement to the contrary, it is agreed that:

(i) such access or assistance shall not interfere with the normal business and operations of the Acquired Companies and any such information being subject to the Confidentiality Agreement;

(ii) such access or assistance may be limited as a result of a Pandemic Measure;

(iii) notwithstanding the foregoing, the Sellers' Agent shall not be required to provide access to any information which it reasonably believes that it may not provide to the Purchaser by reason of confidentiality undertakings with a third party or by reason of antitrust or cartel Laws;

(iv) the Purchaser shall, and shall cause its Affiliates to, refrain from, directly or indirectly, contacting any customer, supplier, agent, representative, creditor, co-contracting party (including franchisee, licensee or sublicense) or advisor of the Acquired Companies or any other Person which is in commercial relationship with the Acquired Companies, except for Persons with whom the Purchaser or its relevant Affiliate (i) sustain usual commercial and professional relationships in the ordinary course of business, or (ii) seek to develop in the future, and in each case, without reference to the Transaction or the Acquired Companies and for the sole purpose of such professional and commercial relationships;

(v) all fees, costs, expenses and other liabilities and obligations which may be incurred in connection with the debt financing of the transactions contemplated by this Agreement shall be for the sole account of the Purchaser; and

(vi) for the avoidance of doubt, nothing in this Section 6.4 shall be construed to be a condition precedent to the financing of the Transaction or the Closing or otherwise, directly or indirectly, serve as a basis for any delay in Closing under this Agreement.

6.5 Convening of Corporate Meetings.

If requested by the Purchaser by means of a notice sent to the Sellers' Agent at least fifteen (15) Business Days prior to the Closing Date, the Sellers shall cause the relevant Acquired Company (as requested by the Purchaser) to convene its shareholders or its directors to a meeting, pursuant to the Organizational Documents of such Group Companies, to resolve on the Closing Date (but after Closing) on the appointment of officers, directors or board members.

6.6 Termination of the SHAs.

(a) During the period from and including the date hereof until and including the Closing Date, each of the Sellers which is a party to any SHAs undertakes not to exercise any of its rights under the SHAs to the extent that they may prevent the completion of the transactions contemplated by this Agreement.

(b) Each of the Sellers which is a party to the Company SHA acknowledges and accepts that the Company SHA shall automatically terminate at Closing, without a requirement to complete any formality, provided that all the transactions contemplated to take place at Closing have been completed, in which case each of the Sellers which is a party to the Company SHA acknowledges that all of its rights under the Company SHA have been fully satisfied and that it has no claim and waives its rights in this respect against the other parties to the Company SHA (including, for the avoidance of doubt, the need to follow the procedures and complete the formalities contemplated by the Company SHA).

(c) Each of the Sellers which is a party to the Manco SHA acknowledges and accepts that the Manco SHA shall automatically terminate at Closing, without a requirement to complete any formality, provided that all the transactions contemplated to take place at Closing have been completed and notably the Eliman Shareholding Reorganizations, in which case each of the Sellers which is a party to the Manco SHA acknowledges that all of its rights under the Macnco SHA have been fully satisfied and that it has no claim and waives its rights in this respect against the other parties to the Manco SHA (including, for the avoidance of doubt, the need to follow the procedures and complete the formalities contemplated by the Manco SHA).

(d) Should this Agreement terminate or the transactions contemplated herein fail to be completed for any reason whatsoever, then each of the SHAs shall remain in full force and effect and the Sellers which are parties to SHAs shall be automatically released from the undertaking set forth in Section 6.6(a).

6.7 Interest rate period fixing for Existing Indebtedness.

The Sellers will, upon the reasonable request of the Purchaser following the Put Option Date, procure that the respective Acquired Companies select Interest Periods (as defined in the agreements governing the Existing Indebtedness) of one (1) month only until the Closing unless such an election could reasonably be materially adverse to the Acquired Companies and provided that the Acquired Companies shall not be under any obligation to break an Interest Period in order to facilitate a request to select a one (1) month Interest Period.

6.8 Public Announcements.

During the period from the date of this Agreement to the Closing Date, neither the Purchaser nor any of the Sellers shall, or shall permit any Affiliate which it controls, or any of its representatives or advisors, to issue or cause the publication of any press release or other public announcement or disclosure with respect to this Agreement or the transactions contemplated hereby (in case of any disclosure other than a press release or other public announcement except for (i) PAI Partners to any participants or investors or potential investors in any fund advised or managed by PAI Partners and (ii) the Purchaser to Bruker Corporation and any entity of Bruker Corporation's CALID Group, in each case of (i) and (ii) subject to market standard confidentiality arrangements) without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, except that (i) each Party shall be permitted to make such public announcements as may be required by applicable Law and any announcements following thereon which are limited to the contents of then publicly available information and (ii) any announcements to the Purchaser's group in the ordinary course of business and without disclosing any non-public commercial details of the Transaction. In the event any such press release, public announcement or other disclosure is required by Law to be made by the Party proposing to issue the same, such Party shall notify the other Parties prior to the issuance or making of any such press release, public announcement or other disclosure and shall use its reasonable endeavors to consult in good faith with the other Parties and to take into account the reasonable requirements of such Parties as to the timing, contents and manner of making any such press release, public announcement or other disclosure.

6.9 "Know Your Client" (KYC) Requirements.

During the period from the date of this Agreement to the Closing:

(a) the Purchaser shall promptly deliver any documents reasonably requested by the Sellers' Agent in order to allow any of the Sellers to fulfill its obligations in relation to applicable Laws in force with regards to anti-money laundering and terrorism financing; and

(b) each Seller shall promptly deliver any documents reasonably requested by the Purchaser in order to allow it to fulfill its obligations in relation to applicable Laws in force with regards to anti-money laundering and terrorism financing.

6.10 Closing Bring Down Certificate

(a) No earlier than two (2) Business Days prior to the Closing Date and no later than one (1) Business Day prior to the Closing Date, the Sellers shall review the Business Representations and shall inquire each other and the persons listed in Annex (B) to the Warranty Agreement in order to disclose the exceptions to the Business Representations that reflect any facts, events or matters that have occurred between the Signing Date (included) and the Closing Date (excluded) and which render any of the Business Representations not being correct or complete as of the Closing Date ("Closing Bring Down of Disclosures"). The Sellers shall disclose the results of the Closing Bring Down of Disclosures by executing and delivering to the Purchaser a "closing bring down disclosure certificate", a draft of which is attached as Annex 6.10(a) TC "Annex 6.10(a) Closing Bring Down of Disclosures" \f \l 2 either (i) confirming that the Business Representations are still correct and complete as of the Closing Date or (ii) specifying in reasonable detail the facts, events and circumstances which render the Business Representations not being correct and complete as of the Closing Date (the "Closing Bring Down Certificate"). For the avoidance of doubt, (i) any Closing Bring Down of Disclosures made in the Closing Bring Down Certificate shall qualify any representations made as at the Closing Date and (ii) the Closing Bring Down Certificate shall not limit Seller(s)' liability for any breach of a representation given by the Sellers on the Put Option Date and/or on the Signing Date, as the case may be and (iii) the Closing Bring Down Certificate and the information and disclosures made in the Closing Bring Down Certificate do not preclude, hinder or limit the Purchaser in any way from making any claim (i) for specific performance, (ii) arising out of a breach of the representations and warranties given by the Sellers under Article 4 and/or (iii) under any other provision of the SPA.

(b) The Sellers' Agent will provide the Purchaser with a draft of the Closing Bring Down Certificate four (4) Business Days prior to the Closing Date to afford the Purchaser the opportunity to review and discuss with the Sellers and the Company the draft Closing Bring Down Certificate.

6.11 Screening Tool

As soon as reasonably practicable following the receipt of Required Antitrust Clearances, the Seller shall use commercially reasonable efforts to procure that the Group Companies (i) initiate the implementation of a commercially available reputable screening tool that is reasonably acceptable to the Purchaser with the goal to have such screening tool available and operative for all Group Companies as soon as practicable after the Closing Date to allow the Group Companies to screen on a daily basis automatically all names in the Group Companies' respective enterprise resource planning (ERP) systems, including, without limitation, all customers, distributors, resellers, suppliers, sales agents, known end users, freight forwarders, carriers, and other intermediaries and (ii) have the persons responsible for monitoring such screening tool undergo correlative training as reasonably required. The implementation may be pursued in a sequenced approach with ELITechGroup SpA, ELITechGroup Inc. and ELITechGroup MDx LLC becoming the pilot for such implementation. Such screening tool shall screen against all applicable sanctions lists, including, without limitation, the Specially Designated Nationals and Blocked Persons List, the Entity List, the Denied Persons List, the Unverified List, and the EU Consolidated Sanctions List.

6.12 Export Policies.

As soon as reasonably practicable following the receipt of Required Antitrust Clearances, the Seller shall use commercially reasonable efforts to procure that the Group Companies:

(a) cease to conduct any and all business in Afghanistan, Belarus, Burma/Myanmar, Crimea and all other embargoed regions of the Ukraine, Cuba, Democratic Republic of Congo, Iran, Iraq, North Korea, Russia, Syria, Venezuela, and Zimbabwe unless it complies with (i) all applicable U.S. export control and sanctions laws, and (ii) with all applicable EU export control and sanctions laws; and

(b) initiate the implementation of certain export control measures, including, as appropriate, (i) robust written U.S. and EU export control and sanctions compliance policies and procedures, including an order processing checklist for each business tailored to the products that it exports, (ii) the classification of the products of the Group Companies under the applicable U.S. and EU export control laws (unless such products have already been formally classified by the respective government agency), (iii) the preparation of de minimis analyses for non-U.S. equipment, (iv) the assignment of clearly defined export control compliance roles, and (v) provide U.S. and EU export control and sanctions awareness training to senior management and more specific compliance training to the managing directors and staff involved with international sales and exports in sales, order processing, and logistics/shipping.

6.13 Pre-Closing CC Transfers.

(a) The Parties acknowledge and agree that the Sellers intend to, prior to the Closing:

(i) transfer to the Carve-Out Companies (or any Affiliates thereof, such Affiliates not being either the Company or any Group Company) the US CC Activity (the "US CC Activity Transfer") and the Australian CC Assets (the "Australian CC Assets Transfer"); and

(ii) have the Carve-Out Companies transfer to either the Company or any Group Company as designated by the Purchaser, the trademarks identified in green in Annex 6.13(a) TC "Annex 6.13(a) CC Trademark Transfer" \f \l 2 (the "CC Trademark Transfer", together with the US CC Activity Transfer and the Australian CC Assets Transfer, the "CC Transfers").

(b) The Sellers shall use their best efforts to complete the CC Transfers prior to the Closing.

(c) It is agreed between the Parties that the pre-Closing CC Transfers shall in no event delay the Closing Date or prevent the Transaction from taking place on the Closing Date in any manner whatsoever. In the event that the CC Transfers cannot be completed prior to the Closing, the Parties agree that the provisions of Section 7.3 (Reversed CC Carve-Out) shall apply.

6.14 Kreienbaum Dispute

(a) The Sellers shall have the right to control the defense of the pending dispute between ELITechGroup Inc. and Kreienbaum Neoscience GmbH before the U.S. District Court for the District of Utah (the "Pending Dispute") with full authority to conduct such defense and to settle the same both prior to or after the Closing. After the Closing, the Purchaser shall, and shall instruct the Group Companies to, fully cooperate in such defense.

(b) Any Loss arising out of the settlement or as a consequence of any final and non-appealable court decision in respect of the Pending Dispute shall, to the extent not yet paid by ELITechGroup Inc. on the Closing Date, be accounted as Indebtedness (as defined in Annex 1.1) or give rise to indemnification from the Sellers (prorate the number of Transferred Securities they hold) toward ELITechGroup Inc. to the extent not already paid or accounted as Indebtedness in the Closing Accounts, any such indemnification to be paid within fifteen (15) Business Days as from the date it falls due for ELITechGroup Inc.

Article 7
Post-Closing Covenants

7.1 Non-solicitation

As consideration for the purchase of the Transaction Securities for which this undertaking is a fundamental element for the Purchaser, each of Christoph Gauer and TecFin, acting individually and not jointly and severally, undertakes and covenants vis-à-vis the Purchaser and each of the Group Companies (as a third party beneficiary with the right to enforce rights under this Article 7 directly against TecFin) that for the period of two (2) years following the Closing Date, neither directly nor indirectly to:

(a) solicit or canvass away, directly or indirectly, any for a business activity that (i) competes with all or part of the Business or (ii), if solicited or canvassed away, would materially impair the or part of the Business, an entity which is or would be at the time of such solicitation a client, a supplier or more generally any entity which has an active business relation with the Group;

(b) solicit or induce, directly or indirectly, any person who is at the Put Option Date employed by any Group Company as an officer, director, manager, department head or in any other managerial or leading position, limited to TecFin except the Group CFO (Marc Pégeot), (each a "Restricted Person") to interfere with the Business or discontinue his or her employment with any Group Company; or

(c) hire, retain or attempt to hire or retain any Restricted Person, or any person employed by a Group Company within the 12 months period prior to the Put Option Date.

7.2 General solicitations

Notwithstanding the foregoing, general solicitations of employment published in a newspaper, over the internet, or in another publication of general circulation and not specifically directed towards any Restricted Person shall not be deemed to constitute a solicitation or inducement for purposes of Section 7.1.

7.3 Reversed CC Carve-Out

(a) In the event that the CC Transfers cannot be completed prior to the Closing in accordance with Section 6.13 (Pre-Closing CC Transfers), the Purchaser shall cause ELITechGroup Inc. and the Sellers shall cause the Carve-Out Companies to take all corporate and other actions required to authorize, implement and complete the CC Transfers to the benefit of the Carve-Out Companies (or any substituted Affiliates, as instructed by the Sellers' Agent) (the "Reversed CC Carve-Out") as provided in the relevant Carve-Out Documentation and as described in step no. 7 of the Tax Step Plan.

(b) As from the Closing Date and until the date on which the Reversed CC Carve-Out is completed, the Purchaser undertakes:

(i) to cause ELITechGroup Inc. to perform its obligations under the Carve-Out Documentation;

(ii) to cause ELITechGroup Australia Pty Ltd to instruct its employees dedicated to the clinical chemistry distribution activities to continue to perform their activity, in particular by continuing to give them the required access to the laboratory and machines located in the premises of ELITechGroup Australia Pty Ltd;

(iii) to keep the Sellers' Agent regularly informed of the progress of the implementation of the Reversed CC Carve-Out including (y) organizing regular review with the Sellers' Agent (and its advisors) of the progress of the implementation of Reversed CC Carve-Out; and (z) informing the Sellers' Agent promptly if it becomes aware of anything that might result in the Reversed CC Carve-Out being delayed; and

(iv) to refrain from taking, directly or indirectly, any action that may impede or materially delay the completion of the Reversed CC Carve-Out.

(c) The Sellers' Agent shall use commercially reasonable efforts to, and cause the Carve-Out Companies to, cooperate and provide to the Purchaser all documents and information that the Purchaser may reasonably request in connection with the implementation of the Reversed CC Carve-Out, subject to availability, confidentiality and applicable antitrust law.

(d) It is expressly acknowledged and agreed by the Parties that the Reversed CC Carve-Out shall not have any consequence on the Closing Purchase Price as the price of the Reversed CC Carve-Out corresponds to the Vendor Loan 2 Amount. Any costs related to the preparation and implementation of the Reversed CC Carve-Out shall be borne by the Sellers.

(e) The undertakings set forth in this Section 7.3 shall survive until December 31, 2026.

Article 8
REPAYMENT AND INDEMNIFICATION OBLIGATIONS

8.1 Repayment Obligations of the Sellers.

(a) Subject to the provisions of Section 8.3, each of the Sellers shall pay to the Purchaser, as a partial repayment of the Closing Purchase Price, the amount of any and all Losses suffered by the Purchaser and/or – at Purchaser's election - any Group Company as a direct result of any breach of any representation or warranty of such Seller set forth in Article 4 of this Agreement. From and after the Closing, the right to a partial repayment of the Closing Purchase Price provided for in this Section 8.1 shall be the exclusive remedy of the Purchaser against the Sellers for any breach of the representation or warranty of such Seller set forth in Article 4 of this Agreement.

(b) It is specified that any reference to fraud or willful misconduct (dol) in this Article 8 shall be appreciated individually for each Party and that in no event can a Party be held liable for fraud or willful misconduct (dol) committed by another Party.

(c) The Parties hereby agree that any payment made by any Seller under this Section 8.1 shall be deemed to constitute a reduction of the Closing Purchase Price with respect to the portion of the Closing Purchase Price attributable to the Transferred Securities sold and agree to treat any such payment as such for all Tax, accounting and financial reporting purposes.

8.2 Indemnification Obligations of the Purchaser.

The Purchaser shall indemnify each of the Sellers from and against any and all Losses actually suffered by such Seller as a result of any breach of any representation or warranty of the Purchaser set forth in Sections 5.1 through 5.2 of this Agreement. From and after the Closing, the right to indemnification provided for in this Section 8.2 shall be the exclusive remedy of each of the Sellers for any breach of any representation or warranty of the Purchaser set forth in Sections 5.1 through 5.2 of this Agreement, it being understood that claims of the Sellers for specific performance and/or any other claims of the Sellers based on fraud or willful misconduct of the Purchaser shall remain unaffected.

8.3 Limitations on Liability.

(a) Except for any claims under the Warranty Agreement (where Section 8.3(a)(i) shall not apply), no Seller shall have any liability under Section 8.1 unless and to the extent:

(i) a claim has been notified by the Purchaser to such Seller (or, as the case may be, the Sellers' Agent) in writing on or before the earlier of (a) the expiry of the applicable statute of limitation and (b) December 22, 2026; and

(ii) if the relevant claim has not been agreed by the concerned Seller(s), Proceedings have been brought against the concerned Seller(s) within six (6) months of it being notified in accordance with Paragraph (i) above.

(b) In the event of a breach or alleged breach of this Agreement by any of the Sellers, the Purchaser shall not be entitled to rescind this Agreement or to treat this Agreement as terminated but shall only be entitled to claim for a partial repayment of the Closing Purchase Price in accordance with this Agreement in respect of such matter.

(c) In calculating the amount which may be due and payable by the Sellers as a result of any claim brought by the Purchaser pursuant to this Agreement, there shall be deducted the amount of any corresponding cash-effective Tax Benefits arising directly of an indemnified Loss.

(d) If the Purchaser is entitled to a claim against more than one Seller, the amount claimed by the Purchaser against any individual Seller under this Agreement shall not exceed the relative share of such Seller expressed as a percentage of the claimed amount calculated on the basis of such Seller's Allocable Portion in the Purchase Price in relation to the sum of all concerned Sellers' Allocable Portion in the Purchase Price among themselves.

(e) The aggregate liability of the Sellers (collectively) under this Agreement shall not exceed an amount equal to the Closing Purchase Price and the aggregate liability of each Seller under this Agreement shall not exceed an amount equal to the Seller's Allocable Portion of the Closing Purchase Price payable to such Seller.

(f) The Sellers shall not be liable to the Purchaser for any facts or matters disclosed to the Purchaser in this Agreement, in the Warranty Agreement or the Disclosed Information, provided, however, that the foregoing shall not apply to the warranties set out in Sections 4.1, 4.2, 4.3, 4.5, and 4.6.

(g) The Sellers shall not be liable to indemnify the Purchaser for Losses in respect of a breach of the representations and warranties given by the Sellers under Article 4 if and to the extent the Purchaser has been compensated by the W&I Insurance or any other insurance mechanism.

(h) For the avoidance of doubt, any limitations or exclusions of the Sellers' liability set forth in this Section 8.3 shall not apply in the case of fraud or wilful misconduct (dol).

8.4 W&I Insurance

(a) The Parties acknowledge that the Purchaser has taken out a warranty and indemnity insurance under an insurance policy that has been executed on or about the Put Option Date (the "W&I Insurance") and the relevant insurance provider(s) providing the W&I Insurance, "W&I Insurer") in respect of the representations and warranties set forth in the Warranty Agreement (the "Business Representations") and as the case may be, in this Agreement.

(b) The Purchaser acknowledges and agrees that:

(i) the maximum total aggregate liability of the Sellers in connection with a breach of any Business Representation shall in no event exceed one euro (EUR 1) ("Business Representation Cap");

(ii) the Purchaser will direct all claims for breach of a Business Representation to the extent they exceed the Business Representation Cap solely against the W&I Insurer under the W&I Insurance; and

(iii) the validity and collectability risks in respect of the W&I Insurance, if any, shall rest with the Purchaser; and

(iv) the W&I Insurance policy contains a provision according to which the W&I Insurer will not be entitled to make and will not make any recourse claim against the Sellers in respect of any breach of a Business Representation, except in cases of fraud or dol. The Purchaser shall not amend the wording of the W&I Policy on subrogation without the prior written consent of the Sellers.

(c) Following expiry of the fourth (4th) month as of the Put Option Date and up to the end of the fifth (5th) month following the Put Option Date, upon request of the Purchaser, the Sellers shall allow the Purchaser and its advisors to update its due diligence and provide the Purchaser and its advisors with such information on the Group Companies relevant for and strictly limited to the Business Representations that would have to be disclosed in the Closing Bring Down Disclosure if such bring down had to be made during the fifth (5th) month following the Put Option Date.

Article 9
TERMINATION

9.1 Termination.

Without prejudice to any other provision of this Agreement, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a) by the written agreement of the Purchaser and the Sellers' Agent;

(b) by the Sellers' Agent, if the Purchaser shall have failed to file (or caused to be filed) on a timely basis the notifications and other filings required to be filed by the Purchaser or its Affiliates pursuant to Section 3.2 provided (i) such breach has not been remedied within ten (10) Business Days following a formal notice sent to the Purchaser by the Sellers' Agent and (ii) the Sellers' Agent has materially complied with its undertakings under Section 3.2;

(c) by either the Purchaser or the Sellers' Agent if any Regulatory Condition is expressly denied by a final non-appealable decision of a competent Governmental Authority prior to the Long Stop Date (or the Extended Long Stop Date, as the case may be), unless such eventuality shall be due to the breach by the Party seeking to terminate this Agreement of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by such Party prior thereto;

(d) by either the Purchaser or the Sellers' Agent, if the Closing shall not have occurred on or prior to the Long Stop Date (or the Extended Long Stop Date, as the case may be), unless such eventuality shall be due to the breach by the Party seeking to terminate this Agreement of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by such Party prior thereto;

(e) by the Sellers' Agent pursuant to Section 2.11; or

(f) by the Purchaser pursuant to Section 2.11.

9.2 Effect of Termination.

Upon any termination of this Agreement pursuant to Section 9.1, all further obligations of the Parties hereunder, other than pursuant to Sections 10.6 (Costs and Expenses) and 10.19 (Governing Law and Jurisdiction) and as provided in the Confidentiality Agreement, shall terminate, except that nothing herein shall relieve any Party from liability for any antecedent breach of this Agreement.

Article 10
MISCELLANEOUS

10.1 Sellers' Agent.

(a) Until completion of the Shareholding Reorganizations or, if the Shareholding Reorganizations are not completed on the Closing Date, each of the Sellers hereby appoints irrevocably and exclusively TecFin, and expressly authorizes it to act on behalf and in the name of all or part of the Sellers, as its agent (mandataire) (the "Sellers' Agent") to, in its name and on its behalf:

(i) amend the terms of this Agreement;

(ii) receive notices under this Agreement (other than any notice given by the Purchaser of any breach or violation, or alleged breach or violation, by one or more Sellers of any term of this Agreement);

(iii) deliver any notices, certifications, consents, approvals or waivers required or appropriate under this Agreement;

(iv) receive or make any payment in connection with the transactions contemplated under this Agreement;

(v) make any filing required or appropriate under this Agreement (as determined in the reasonable judgment of the Sellers' Agent);

(vi) handle, dispute, compromise, settle or otherwise deal with any and all claims against by or against or disputes with the Purchaser under this Agreement; and

(vii) more generally, exercise the rights of the Sellers on their behalf under this Agreement (including the right to terminate this Agreement under Article 9.1).

(b) Any act or decision taken by the Sellers' Agent in accordance with this Agreement shall bind each of the Sellers, provided that such decision applies to each similarly situated Seller on the same basis.

(c) References to the "Sellers' Agent" appearing herein shall be deemed to be qualified by the phrase "(on behalf of each of the Sellers)", provided that the Sellers' Agent's so acting as the agent for each of the Sellers shall in no case cause the Sellers' Agent to be deemed to be liable for any obligations of a Seller hereunder or to establish any joint and several liability among the Sellers.

(d) The Sellers' Agent shall not bear any liability whatsoever, to either any of the Sellers or to the Purchaser, in its capacity as agent of the Sellers under this Agreement, except in case of willful misconduct (faute intentionnelle) or gross negligence (négligence grave), provided, however, that in the relationship with the Purchaser any actions and omissions of the Sellers' Agent shall be directly and fully attributable to the Sellers for which the Sellers' Agent acted or should have acted.

(e) It is specified that if the Shareholding Reorganizations are completed, any reference to the Sellers' Agent in this Agreement shall be deemed to be reference to TecFin.

10.2 Further Actions.

Subject to the terms and conditions herein provided, each of the Parties shall use its reasonable endeavors to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under all applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

10.3 Brokers and Finders.

(a) The Sellers shall indemnify and shall defend and hold the Purchaser and the Group Companies harmless against and in respect of all claims, losses, liabilities and expenses which may be asserted against the Purchaser (or any Affiliate of the Purchaser) by any broker or other Person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the entering into of this Agreement, or the consummation of the transactions contemplated hereby, by reason of its acting at the request of the Seller, Sellers' Agent or any of Seller's Affiliates (including the Group Companies).

(b) The Purchaser shall indemnify and shall defend and hold the Sellers harmless against and in respect of all claims, losses, liabilities, fees, costs and expenses which may be asserted against the Sellers by any broker or other Person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the entering into of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of the Purchaser or any of its Affiliates (excluding the Group Companies).

10.4 Records.

During the period from the Closing Date through the sixth (6th) anniversary of the Closing Date, the Purchaser shall not, and shall not permit any Acquired Company to, destroy or otherwise dispose of any books and records existing as of the Closing Date except with the prior written consent of the Sellers' Agent, which consent shall not be unreasonably withheld. The Purchaser shall, and shall cause each of the Acquired Companies to, upon reasonable request of the Sellers' Agent, make available to the Sellers and their respective representatives and agents all such books and records, and permit the Sellers and their respective representatives and agents to examine, make extracts from and, at their expense, copy such books and records at any time during Working Hours for any reasonable and proper business purpose or to allow the Sellers to reasonably comply with legal requirements they are subject to (including towards a Governmental Authority (including a Tax Governmental Authority)).

10.5 Confidentiality.

10.5.1 Confidentiality of this Agreement.

(a) Subject to Section 10.5.1(b), during the period from the date of this Agreement to the fifth (5th) anniversary of the Closing Date, each of the Parties shall, and shall cause its respective Affiliates to, treat the existence and the content of this Agreement as confidential and refrain from disclosing this Agreement, in whole or part, to any Person without the consent of the other Party.

(b) Section 10.5.1(a) does not apply to any disclosure:

(i) by a Party to any of its Affiliates or its or its Affiliates' directors, officers, employees, agents, representatives, advisors or auditors whose function requires him to receive such announcement or disclosure and, in the event of a disclosure to an agent, representative, advisor or auditor, provided that such disclosure is subject to customary confidentiality obligations;

(ii) (x) to the extent that it is required to be disclosed by applicable Law or rule of a listing authority or a stock exchange or requested by a Governmental Authority (including a Tax Governmental Authority) with relevant powers to which the disclosing Party or its relevant Affiliate is subject or submits, (y) as requested by a regulator with power to compel disclosure, or (z) as disclosed to a Governmental Authority (including a Tax Governmental Authority) in connection with any stamp or other documentary or transaction duties or other transfer Taxes, provided that the disclosing Party shall, to the extent permitted by Law, notify the Sellers' Agent (if the disclosing Party is the Purchaser or any of its Affiliates) or the Purchaser (if the disclosing Party is a Seller or the Affiliate of a Seller) prior to the issuance or making of any such announcement or disclosure and shall use its reasonable endeavors to consult in good faith with the other Party and to take into account the reasonable requirements of such other Party as to the timing, contents and manner of making any such announcement or disclosure;

(iii) by the Purchaser to any of its sources of debt financing;

(iv) by the Purchaser to investors or potential investors in the Purchaser but only to the extent that the disclosure is limited to an information relating to the direct and indirect shareholding held in the Group Companies and the financial terms relating to the equity investment in the Purchaser made in the context of the Transaction;

(v) by the Sellers to (y) PAI Partners or any of its Affiliates or (z) any participants or investors or potential investors in any fund advised or managed by PAI Partners or any of its Affiliates;

(vi) by a Group Company to its lenders under the Existing Financing for the purposes of facilitating the transactions contemplated herein (including the Carve-Out Reorganizations); or

(vii) by any of the Parties to enforce its rights under this Agreement.

10.5.2 Confidential Information of the Sellers.

(a) Subject to Section 10.5.2(b), after the Closing Date and for a period of five (5) years thereafter, the Purchaser shall, and shall cause its Affiliates to, treat as confidential and shall refrain from disclosing any information of a confidential or proprietary nature, in any form or medium, that relates exclusively to the Sellers or any of their Affiliates which they may possess.

(b) Section 10.5.2(a) does not apply to any disclosure (x) to the extent that it is required to be disclosed by applicable Law or rule of a listing authority or a stock exchange or requested by a Governmental Authority (including a Tax Governmental Authority) with relevant powers to which the Purchaser or its relevant Affiliate is subject or submits, (y) as requested by a regulator with power to compel disclosure, or (z) as disclosed to a Governmental Authority (including a Tax Governmental Authority) in connection with any stamp or other documentary or transaction duties or other transfer Taxes, provided that the Purchaser or its relevant Affiliate shall, to the extent permitted by Law, notify the Sellers' Agent prior to the issuance or making of any such announcement or disclosure and shall use its reasonable endeavors to consult in good faith with the Sellers' Agent and to take into account its reasonable requirements of as to the timing, contents and manner of making any such announcement or disclosure.

(c) Any Affiliate of the Sellers, acting on its own or in cooperation with another Affiliate, may invoke and enforce Section 10.5.2(a).

10.6 Costs and Expenses.

Whether or not the transactions contemplated by this Agreement are consummated, except as may otherwise be expressly provided herein, each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall bear their own expenses incurred in connection with the negotiation, preparation and signing of this Agreement and the consummation of the transactions contemplated herein.

10.7 Payments.

(a) Unless otherwise specified in this Agreement, all payments to be made (or caused to be made) under this Agreement shall be made in full without any set-off, restriction or condition, by wire transfers of immediately available cleared funds in such amounts, free of any bank or other charges (other than bank or other charges imposed by the recipient's bank) and without any deduction or withholding (unless such deduction or withholding is required by Law).

(b) If any deductions or withholdings are required by Law to be made from any payment to be made under this Agreement, the payer shall be obliged to pay to the recipient such additional amounts as will ensure that the recipient receives, in total, an amount which (after such deduction or withholding has been made) is no more and no less than it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

(c) Any payment to be made under this Agreement which is not paid on its due date shall bear interest calculated from the due date until the effective date of payment at a rate per annum of five (5) per cent per annum above EURIBOR (with annual capitalization).

(d) For the purpose of converting amounts specified in one currency into another currency where required under this Agreement, the rate of exchange to be used in converting amounts specified in one currency into another currency shall be the foreign exchange rate as published on the website of the European Central Bank on the date of the relevant transaction or, if such rate is not available on such date, the date prior to such date for which such exchange is available; it being specified that for the purposes of any other amount labelled in a currency other than Euros set forth in the Pre-Closing Certificate, such reference date shall be the date on which the Pre-Closing Certificate is issued.

10.8 No Hardship.

(a) Each Party hereby acknowledges that the Agreement falls within the scope of article L. 211-40-1 of the French Monetary and Financial Code.

(b) Therefore, each Party hereby acknowledges that the provisions of article 1195 of the French Civil Code shall not apply to it with respect to its obligations under this Agreement and that it shall not be entitled to make any claim under article 1195 of the French Civil Code.

10.9 Specific Performance.

Pursuant to article 1221 of the French Civil Code, each Party acknowledges and agrees that money damages would not be an adequate remedy for any breach of this Agreement and that in addition to all other remedies which the non-breaching Parties may have, the non-breaching Parties shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

10.10 Express Waivers.

The Purchaser expressly and irrevocably waives (i) any right it may have under article 1226 of the French civil code to terminate this Agreement, (ii) any right it may have under articles 1186 and 1187 of the French civil code to claim that this Agreement has lapsed as a result of any other contract contributing to the completion of the transactions contemplated hereunder having terminated, lapsed or being ineffective for any reason whatsoever, (iii) to the fullest extent permitted by applicable Law, the benefits of articles 1130 et seq., 1190, 1602, 1626, 1641 and 1643 of the French civil code, and (iv) its right to benefit from the provisions of article 1223 of the French civil code and to accept a partial performance of the Agreement in exchange for a proportional discount of the price (unless otherwise provided).

10.11 Notices.

(a) All notices, demands or other communications given or made under or in connection with the matters contemplated by this Agreement shall only be effective if made in writing in English and:

(i) sent by registered mail or overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as Fedex or DHL);

(ii) sent by email (which shall contain a scanned copy of the signed notice, demand or other communication) (with a confirmation including a copy of such email to be sent by no later than the next Business Day by registered mail or overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as Fedex or DHL)); or

(iii) delivered by hand delivery against an acknowledgement of receipt dated and signed by the recipient;

to the relevant Party at its address and contact details set forth on Annex 10.11.

(b) Any notice, demand or other communication made in accordance with Section 10.11(a) shall be deemed to have been duly given or made as follows:

(i) if sent by registered mail or overnight courier service of recognized international standing, on the date of the first presentation of the courier;

(ii) if sent by email, on the date indicated on such email; and

(iii) if delivered by hand, on the date indicated on the corresponding acknowledgement of receipt signed by the recipient;

provided that if, in accordance with the above provisions, any such notice, demand or other communication is given or made pursuant to paragraphs (i) and (ii) above on a day which is not a Business Day or after 6.00 p.m. on a Business Day, such notice, demand or other communication shall be deemed to be given or made at the start of the next Business Day.

(c) A Party may notify the other Parties of a change to its name, relevant addressee, address, electronic address or fax number for the purposes of this Section 10.11 in accordance with provisions of this Section 10.11 provided that such notification shall only be effective:

(i) on the date specified in the notification as the date on which the change is to take place; or

(ii) if no date is specified or the date specified is less than one (1) Business Day after the date on which notice is given, the date which is one (1) Business Day after notice of any such change has been given.

10.12 Professional Advice.

Each of the Parties acknowledges and confirms that it was advised by its own lawyers and other professional advisors and, in such connection, has been able to independently assess the scope of its rights and obligations under this Agreement and has had the opportunity to negotiate the terms of this Agreement to its or his satisfaction. Consequently, no lawyer or other advisor (including, for the avoidance of doubt, the person or firm organizing the electronic execution of this Agreement) shall be deemed to be the sole drafter (rédacteur unique) on behalf of all the Parties and each of the Parties acknowledges and agrees that this Agreement shall not be deemed a contract of adhesion (contrat d'adhésion).

10.13 Entire Agreement.

This Agreement (together with the Confidentiality Agreement, the Put Option Agreement, the Carve-out Documentation and the Warranty Agreement as well as any ancillary agreements) represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein and in the Warranty Agreement. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement may be used to show the intent of the Parties in connection with this Agreement or shall otherwise be admissible into evidence in any Proceeding or other legal action involving this Agreement. Any matter disclosed in any Annex to the Agreement or in the Disclosed Information shall be deemed disclosed for all purposes of this Agreement (notwithstanding the absence of any specific cross-references in the Annex in question) save for any liability of the Sellers under the representations and warranties pursuant to Article 4 (except Section 4.4). The Purchaser acknowledges that certain items to which the Annexes refer have been included to provide additional information to the Purchaser, and that such inclusion shall not be deemed to be an acknowledgment by the Sellers that such items are material.

10.14 No Third Party Rights; Assignment.

(a) This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns; provided, however, that none of the Parties shall assign any of its rights or delegate any of its obligations created under this Agreement without the prior written consent of the other Parties. Except as expressly provided herein, nothing set forth in this Agreement shall be construed to give any Person other than the Parties any right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(b) Notwithstanding Section 10.14(a):

(i) the Purchaser is entitled to grant security over, or assign by way of security, all or any of its rights under this Agreement for the purposes of or in connection with the financing raised by the Purchaser in relation to the Transaction, provided that: (A) no assignee(s) shall be entitled to receive under this Agreement any greater amount than that to which the Purchaser would have been entitled; and (B) the Sellers shall not incur any liability or increasing liability, or be subject to any obligation or increased obligation, as a result thereof; and

(ii) the Purchaser shall be entitled to assign, prior to the Closing Date, all its rights and obligations under this Agreement to a wholly-owned Affiliate provided that: (A) the assignee benefits from the same Financing Commitments, (B), the initial Purchaser remains jointly and severally (solidairement) liable with the obligations of the assignee under this Agreement and (C) the initial Purchaser notifies such assignment to the Sellers' Agent at the latest ten (10) Business Days prior to the Closing Date.

10.15 Severability.

This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

10.16 Waivers and Amendments.

No modification of or amendment to this Agreement shall be valid unless in a writing signed by the Parties referring specifically to this Agreement and stating the Parties' intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

10.17 Transfer Taxes.

Any transfer or stamp taxes (including any droits d'enregistrement) or similar levies that may become payable as a result of the signing of this Agreement or the transfer of the Transferred Securities pursuant hereto shall be borne by the Purchaser and shall be paid on a timely basis in compliance with all statutory requirements. The Purchaser shall provide the Sellers' Agent with evidence of the payment of any such taxes or levies promptly upon the written request of the Sellers' Agent. If any Party is requested by a Governmental Authority to pay any such Taxes (and/or any related interest and penalties, as the case may be) in accordance with applicable Law for which the other Party is responsible, the non-responsible Party shall pay such Taxes (and/or any related interest and penalties, as the case may be) and the responsible Party shall promptly reimburse the non-responsible Party for such payment (including any related interest and penalties, as the case may be).

10.18 Purchaser's Tax election rights, Tax Refunds.

10.18.1 The Purchaser shall be entitled to make a Section 338(g) tax election at its discretion for US income tax purposes.

10.18.2 Any tax refunds, including tax refunds for periods prior to the Closing Date, shall remain with the respective Group Company without any compensation by the Purchaser to the Sellers.

10.19 Governing Law and Submission to Jurisdiction.

10.19.1 The Agreement shall be governed by French law without regard to its conflict of laws provision.

10.19.2 All disputes arising out of or in connection with this Agreement or its validity shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce which are applicable on the date of this Agreement, without recourse to the ordinary courts of law.

10.19.3 The place of arbitration is Paris, France. The language of the arbitration is the English language. Notwithstanding, the Parties may submit evidence in the French language. The arbitral tribunal shall consist of three arbitrators. The third arbitrator who will act as president of the arbitral tribunal shall be appointed by the two arbitrators appointed respectively be each Party, after consultation with the Parties.

10.19.4 Nothing in this Agreement restricts or prohibits any Party from applying to any court of competent jurisdiction for any interim measure of protection in respect of the subject matter of the dispute.

10.20 Electronic Signature.

The Parties:

(a) acknowledge and agree that the Agreement is entered into in writing in electronic form, in accordance with the terms of article 1366 of the French Civil Code, and signed electronically by means of a reliable identification process implemented by DocuSign®, guaranteeing the link between each signature and this Agreement in accordance with the provisions of article 1367 of the French Civil Code;

(b) acknowledge and agree that the Agreement has the same enforceability as a hard-copy written document pursuant to the provisions of article 1366 of the French Civil Code and the Agreement shall be validly invoked to evidence such enforceability;

(c) acknowledge and agree that this electronic signature has the same legal enforceability as their handwritten signature and give certainty (date certaine) to the date of/attributed to the signing of this Agreement by the DocuSign services (www.docusign.com);

(d) acknowledge and agree that (i) the requirement of having one original copy of the Agreement per Party shall be deemed to be fulfilled if the Agreement electronically signed is established and stored pursuant to articles 1366 and 1367 of the French Civil Code and (ii) that this process allows each Party to be provided with a copy of the Agreement on a material format or to have access to a copy of the Agreement, pursuant to the provisions of article 1375 of the French Civil Code;

(e) acknowledge and agree to designate Luxembourg (Grand-Duchy of Luxembourg) as the place of signature of the Agreement;

(f) acknowledge and agree that the Agreement shall take effect on the date hereof.

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BRUKER INVEST AG

By: /s/ JUERGEN SREGA

Name: Mr. Juergen Srega

Title: Duly authorized

TECFIN S.A R.L.

By: /s/ BENJAMIN MATHU

Name: Mr. Benjamin Mathu

Title: Class A Manager (Gérant de catégorie A)

By: /s/ FRANCOIS NADIN

Name: Mr. François Nadin

Title: Class A Manager (Gérant de catégorie A)

MR. CHRISTOPH GAUER

By: ___________________________

ELIMAN SAS

By: /s/ CHRISTOPH GAUER

Name: Mr. Christoph Gauer

Title: Président

ELIMAN 2 SAS

By: /s/ CHRISTOPH GAUER

Name: Mr. Christoph Gauer

Title: Président